Exhibit 10.3

Certain identified information has been excluded from the exhibit pursuant to Items 601(a)(6)and 601(b)(10)(iv) of Regulation S-K. Redacted information is indicated by: ***.

EXECUTION VERSION

OPTION PURCHASE AGREEMENT

AMONG

CHARLOTTE'S WEB HOLDINGS, INC.

AND

STANLEY BROTHERS USA HOLDINGS, INC.

AND

THE PERSONS LISTED IN SCHEDULE A TO THIS AGREEMENT

MARCH 2, 2021

TABLE OF CONTENTS

1.	DEFINITIONS	3

2.	OPTION AND OPTION CONSIDERATION	15

3.	EXERCISE OF OPTION	16

4.	ACQUISITION PURCHASE PRICE	18

5.	TERM OF OPTION	19

6.	SB WARRANT	19

7.	COVENANTS OF SB	19

8.	COVENANTS OF THE SB SECURITYHOLDERS	25

9.	APPOINTMENT OF SB SECURITYHOLDERS' REPRESENTATIVE	26

10.	REGULATORY APPROVALS	27

11.	REPRESENTATIONS AND WARRANTIES	27

12.	SURVIVAL	43

13.	INDEMNIFICATION	43

14.	NOTICE	47

15.	PUBLIC ANNOUNCEMENTS	48

16.	GENERAL	49

OPTION PURCHASE AGREEMENT

THIS AGREEMENT is executed March 2, 2021 with an effective date of February 26, 2021 (the "Effective Date")

AMONG:

CHARLOTTE'S WEB HOLDINGS, INC., a corporation duly incorporated and existing under the laws of the Province of British Columbia (the "Optionee")

- and -

STANLEY BROTHERS USA HOLDINGS, INC., a corporation duly incorporated and existing under the laws of the State of Delaware ("SB" or the "Company")

- and -

THE PERSONS LISTED IN SCHEDULE A TO THIS AGREEMENT (such Persons, together with each other Person who after the date hereof acquires equity securities of the Company or securities convertible into, exercisable for, or exchangeable into, equity securities of the Company and thereby becomes a party to, and bound by, this Agreement pursuant to the terms hereof, are referred to in this Agreement as the "SB Securityholders")

WHEREAS:

A.	The SB Securityholders are the legal and registered owners of all of the issued and outstanding Shares of the Company as of the Effective Date, as set out in Schedule A.

B.	The SB Securityholders have agreed or will unanimously agree to grant the Optionee an option (the "Option") to purchase 100% of the issued and outstanding Shares in the capital of the Company, including all Convertible Securities, in accordance with the terms and conditions as set forth herein.

NOW THEREFORE in consideration of the premises, mutual covenants and agreements herein and therein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, this agreement witnesseth that and it is understood and agreed by and between the Parties hereto as follows:

1.	DEFINITIONS

(a)	For the purpose of this Agreement, unless otherwise defined herein:

(i)	"1934 Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(ii)	"Acquisition" means the acquisition by the Optionee of the issued and outstanding Shares and, subject to the terms of the Securities Purchase Agreement, Convertible Securities, following the exercise of the Option, pursuant to the Securities Purchase Agreement.

(iii)	"Acquisition Date" means the date on which the Closing of the Acquisition occurs in accordance with the terms of this Agreement and the Securities Purchase Agreement.

(iv)	"Acquisition Effective Time" means 12:01 a.m. (Toronto time) on the Acquisition Date, or such other time on the Acquisition Date as the Parties agree to in writing before the Acquisition Date.

(v)	"Action" means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, arbitration or other similar civil, criminal or regulatory proceeding, in law or in equity.

(vi)	"[A/a]ffiliate" when used to indicate a relationship with a specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified Person and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly. For the purposes of this definition, "control", when used with respect to any specified Person, means the power to direct the management and policies of that Person directly or indirectly, whether through ownership of securities, by trust, by contract or otherwise; and the term "controlled" has a corresponding meaning; provided that, in any event, any Person that owns directly, indirectly or beneficially 50% or more of the securities having voting power for the election of directors or other governing body of a corporation or 50% or more of the partnership interests or other ownership interests of any other Person will be deemed to control that Person.

(vii)	"Agreement", "herein", "hereto", "hereof" and similar expressions mean this Option Purchase Agreement, including the recitals to this agreement, and not to any particular article, section, subsection or other subdivision of this agreement, and includes every agreement varying, modifying, amending or supplementing this agreement, and all schedules annexed hereto.

(viii)	"Business Day" means any day of the year, other than a Saturday, Sunday or any day on which major banks are generally closed for business in Toronto, Ontario or Denver, Colorado.

(ix)	"Class A shares" means Class A common stock in the capital of SB.

(x)	"Class B shares" means Class B common stock in the capital of SB.

(xi)	"Closing" means closing of the Acquisition on the Acquisition Date.

(xii)	"Code" means the United States Internal Revenue Code of 1986, as amended.

(xiii)	"Company Assets" means all of the assets, properties (real or personal), permits, rights, licenses or other privileges (whether contractual or otherwise) of the Company and its Subsidiaries.

(xiv)	"Company Business" means the business as currently conducted and proposed to be conducted by SB and its Subsidiaries and includes, without limitation, the manufacture, possession, use, sale, distribution or branding of cannabis, including, currently, pursuant to licenses in the adult use and/or medical cannabis marketplace in the states of Colorado, California and Florida.

(xv)	"Company Debentures" means convertible debentures, or similar debt instruments issued by the Company, convertible into Shares.

(xvi)	"Company Debt" means, (1) all items that would, at the relevant time, be classified as liabilities on SB's consolidated balance sheet for borrowed funds and/or credit advanced; and (2) without duplication, any item in respect of SB that is: (i) an obligation in respect of borrowed money or that is evidenced by a note, bond, debenture, or any other similar instrument; (ii) a transfer with recourse or with an obligation to repurchase; (iii) an obligation secured by any lien; (iv) a lease that would be capitalized under GAAP (except for any obligation under a lease for real property); (v) an obligation arising in connection with an acceptance facility or letter of credit or letter of guarantee; or (vi) any amounts payable on a change of control of the Company, including the employer portion of any payroll and employment Taxes payable with respect thereto, (vii) any unpaid Taxes of the Company and its Subsidiaries attributable to any taxable period (or portion thereof) ending on or prior to the Acquisition Date (without duplication of any item thereof included in Current Liabilities); or (viii) any other obligation arising under arrangements or agreements that, in substance, provide financing; provided, however, that there will not be included for the purpose of this definition any item that is on account of: (A) trade accounts payable incurred in the Ordinary Course, unless any of the trade accounts payable or accrued liabilities under this paragraph remain unpaid more than 60 days after the date on which they were incurred; or (B) intercompany and affiliate payables/notes to the extent they are obligations solely among the Company and its wholly owned subsidiaries.

(xvii)	"Company Employees" means the officers and employees of the Company and its Subsidiaries.

(xviii)	"Company Financial Statements" means the unaudited financial statements attached hereto as Schedule J.

(xix)	"Company Material Contract" has the meaning ascribed thereto in Section 11(a)(xv).

(xx)	"Company Options" means stock options issued by the Company to purchase Shares.

(xxi)	"Company Report" means a summary of information and copies of all materials provided to the board of directors of SB in connection with meetings or resolutions of the board of directors of SB held during a fiscal quarter (for clarity, not including Excludable Records or proprietary formulas or Trade Secrets).

(xxii)	"competition" has the meaning ascribed thereto in Section 8(b)(i).

(xxiii)	"Competitor" has the meaning ascribed thereto in Section 8(b)(i).

(xxiv)	"Contract" means any agreement, contract, indenture, lease, deed of trust, licence, option, undertaking, promise or any other commitment or obligation, whether oral or written, express or implied.

(xxv)	"Convertible Securities" means all securities convertible into, or exercisable or exchangeable for, Shares, including Company Options and the Company Debentures.

(xxvi)	"CS Damages" means any loss-of-profits, loss, liability, damage, claim, settlement, award, fine, Tax, penalty, fee (including reasonable costs of investigation and defense, legal fees and other professional expenses on a full indemnity basis without reduction for tariff rates or similar reductions), charge, cost or expense actually incurred, whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third Person, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third Person.

(xxvii)	"Current Assets" means accounts receivable, accrued accounts receivable, inventory, and prepaid expenses and deposits, but excluding the cash balance, current or deferred Tax assets and receivables from any of the Company's Subsidiaries, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's most recent audited or reviewed financial statements.

(xxviii)	"Current Liabilities" means accounts payable and accrued expenses including accrued compensation and annual bonuses due to the Company's employees in the Ordinary Course of Business and payable in a manner consistent with past practice, but excluding payables to any of the Company's Subsidiaries, current or deferred Tax liabilities and the current portion of long term debt, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's most recent audited or reviewed financial statements.

(xxix)	"Damages" means any loss, liability, damage, claim, settlement, award, fine, Tax, penalty, fee (including reasonable costs of investigation and defense, legal fees and other professional expenses on a full indemnity basis without reduction for tariff rates or similar reductions), charge, cost or expense actually incurred, whether resulting from an action, suit, proceeding, arbitration, claim or demand that is instituted or asserted by a third Person, including a Governmental Entity, or a cause, matter, thing, act, omission or state of facts not involving a third Person; provided, however, that Damages shall not include indirect or consequential damages or punitive or exemplary damages, other than awarded in connection with Third Party Claims or in the case of fraud.

(xxx)	"Determination Time" shall have the meaning ascribed thereto in Section 3(c)(i).

(xxxi)	"Disclosure Letter" shall mean the disclosure letter prepared in respect of Section 4.1 of the Securities Purchase Agreement, such Disclosure Letter to be in a form standard for securities purchase transactions similar in nature to that contemplated by the Securities Purchase Agreement; provided that such Disclosure Letter shall only include disclosure that is responsive to the representations in the Securities Purchase Agreement, reasonable and definable, and shall be revised to meet the reasonable further inquiries and requests of the Optionee.

(xxxii)	"EBITDA" earnings before interest, taxes, depreciation and amortization; provided that if EBITDA is calculated to be a negative number for any entire period, it shall be deemed to be nil for such period.

(xxxiii)	"Encumbrances" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege, including any matter capable of registration against title or any Contract to create any of the foregoing, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under the law applicable to such property, interests or rights and whether or not they constitute specific or floating charges.

(xxxiv)	"Environmental Law" means any Law relating to: (i) the protection, investigation or restoration of the environment or public health and safety matters; or (ii) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance.

(xxxv)	"Estimated Cash Position" means on a consolidated basis, the amount of cash of the Company (plus deposits in transit, cheques received but not deposited, incoming wires and cash resulting from the clearance of cheques deposited, prior to the relevant date, less outstanding but uncashed or uncleared cheques and outgoing wires, in each case without duplication of amounts included in the determination of Estimated Target Working Capital), as at the Pre-Notice Date, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's most recent audited or reviewed financial statements, delivered by SB to the Optionee pursuant to Section 4(b)(iii).

(xxxvi)	"Estimated Current Indebtedness" means the Company Debt, less any Current Liabilities, as at the Pre-Notice Date, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's most recent audited or reviewed financial statements, delivered by SB to the Optionee pursuant to Section 4(b)(iii).

(xxxvii)	"Estimated Target Working Capital" means an amount equal to the Company's average Working Capital, calculated as the average of the Working Capital as at the end of each of the six calendar months immediately preceding the Pre-Notice Date, delivered by SB to the Optionee pursuant to Section 4(b)(iii).

(xxxviii)	"Exchange" means the Toronto Stock Exchange or such other nationally recognized stock exchange in Canada or the United States on which the Optionee's shares then trade.

(xxxix)	"Excluded Notes" has the meaning in the Securities Purchase Agreement.

(xl)	"Exchange Approval" means the review and written approval by the applicable Exchange of the transactions contemplated herein, subject only to the satisfaction of conditions acceptable to the Optionee, in its discretion.

(xli)	"Excludable Records" has the meaning ascribed thereto in Section 3(c)(iii).

(xlii)	"Federal Legalization" has the meaning ascribed thereto in Section 3(a)(ii).

(xliii)	"Founder" means each of Jesse Stanley, Joel Stanley, Jared Stanley, Austin Stanley, Josh Stanley, Jonathan Stanley and Jordan Stanley.

(xliv)	"Founder Related Party" means a Person that is (a) a Founder, (b) related to a Founder by known common descent or as a result of a spousal relationship, (c) resides in the same household as a Founder, or (c) an Affiliate of any of the foregoing Persons.

(xlv)	"GAAP" means United States generally accepted accounting principles.

(xlvi)	"Governmental Entity" means (i) any international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, board, bureau, ministry, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the above, (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (iv) any stock exchange.

(xlvii)	"Hazardous Substance" means any element, waste or other substance, whether natural or artificial, and whether consisting of gas, liquid, solid or vapour, that is prohibited, listed, defined, judicially interpreted, designated or classified as dangerous, hazardous, radioactive, explosive, toxic, a pollutant or a contaminant under or pursuant to any Environmental Laws.

(xlviii)	"HSR Act" means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, supplemented or restated from time to time and any successor to such statute and the rules and regulations promulgated thereunder.

(xlix)	"HSR Approval" means all applicable filings pursuant to the HSR Act shall have been made and all applicable waiting periods shall have expired or been terminated.

(l)	"Initial Payment" has the meaning ascribed thereto in Section 2(a).

(li)	"Insolvency Event" means the occurrence of any one or more of the following events: (A) SB ceases to carry on its business, commences any proceeding under Insolvency Legislation including a proposal or an assignment in bankruptcy, petitions or applies to any tribunal for, or consents to, the appointment of any receiver, trustee or similar liquidator in respect of all or a substantial part of its property, admits the material allegations of a petition or application filed with respect to it in any proceeding commenced in respect of it under Insolvency Legislation, or takes any corporate action for the purpose of effecting any of the foregoing; or (B) any proceeding or filing is commenced against SB seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, arrangement, adjustment or composition of it or its debts under any Insolvency Legislation, or seeking the appointment of a receiver, trustee, custodian or other similar official for it or any of its property or assets; unless (i) SB is diligently defending such proceeding in good faith and on reasonable grounds, and (ii) such proceeding does not materially adversely affect the ability of SB to carry on its business and to perform and satisfy all of its obligations hereunder.

(lii)	"Insolvency Legislation" means legislation in any applicable jurisdiction relating to reorganization, arrangement, compromise or re-adjustment of debt, dissolution or winding-up, or any similar legislation.

(liii)	"Interim Period" means the period commencing on the Effective Date and ending immediately prior to the Acquisition Effective Time.

(liv)	"Intellectual Property Rights" means any of the following and all registrations for any of the following and all pending applications for any of the following: all, patents, provisional patent applications, trademarks, trade names, service marks, indicia of source or origin (including the goodwill of the business symbolized thereby or associated therewith), rights of publicity and other rights to use the name, likeness, image, photograph, voice, or identity of individuals, copyrights, works of authorship, Trade Secrets, proprietary and non-public business information, confidential information, know-how, methods, processes, techniques, designs, technology, software, technical data, schematics, recipes, formulae, formulations, customer lists, domain names, uniform resource locators and other names and locators associated with the Internet, and rights in social networking names and tags, and all other intellectual property rights including design rights (whether or not appropriate steps have been taken to protect such rights under applicable law), and with respect to the each of the foregoing, the right (whether at law, in equity, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing, and any rights to sue for and remedies against past, present and future infringements of any of the foregoing.

(lv)	"Inventories" means all inventories of stock-in-trade, point-of-sale materials and merchandise including materials, supplies, work-in-progress, finished goods, and purchased finished goods owned by the Company (including those in possession of suppliers, customers and other third parties).

(lvi)	"Joinder Agreement" means the form of agreement attached as Schedule F hereto, which shall enjoin signatories of the Joinder Agreement to this Agreement and the Securities Purchase Agreement.

(lvii)	"Law" means any and all laws, statutes, codes, ordinances, decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, rulings, determinations or awards, decrees or other requirements of any Governmental Entity having the force of law and any legal requirements arising under the common law or principles of law or equity and the term "Applicable" with respect to such Laws and, in the context that refers to any Person, means such Laws as are applicable at the relevant time or times to such Person or its business, undertaking, property or securities and emanate from a Governmental Entity having jurisdiction over such Person or its business, undertaking, property or securities.

(lviii)	"Legal Proceeding" means any litigation, action, application, suit, investigation, hearing, claim, complaint or arbitration proceeding, whether civil, administrative, regulatory or criminal, before or by any court of competent jurisdiction, tribunal, agency, commission, department or arbitral body, and includes any appeal or review thereof and any application for leave for appeal or review.

(lix)	"Liability" means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, disputed or undisputed, liquidated or unliquidated, or due or to become due, and whether in contract, tort, equity, strict liability or otherwise).

(lx)	"Material Adverse Effect" means any change, event, occurrence, effect, state of facts, development, condition or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts, developments, conditions or circumstances would reasonably be expected to be material and adverse to the business, operations, financial condition, prospects or results of operations of SB and its Subsidiaries, taken as a whole, except to the extent that any such change, event, occurrence, effect, state of facts, development, condition or circumstance results from:

(1)	conditions generally affecting the marijuana industry in the United States, or the products developed and commercialized by SB in the United States;

(2)	any change in global, national or regional political conditions (including strikes, lockouts, riots or facility takeover for emergency purposes), economic, business, banking, regulatory, currency exchange, interest rate, inflationary conditions or financial, capital or commodity market conditions, in each case whether national or global;

(3)	any act of terrorism or any outbreak of hostilities or declared or undeclared war, or any escalation or worsening of such acts of terrorism, hostilities or war;

(4)	any epidemics, pandemics, earthquakes, volcanoes, tsunamis, hurricanes, tornados or other natural disasters or acts of God;

(5)	any adoption, proposal, implementation or other change in Law, or interpretation of law by any Governmental Entity, including any laws in respect to Taxes or regulatory accounting requirements, in each case after the date hereof;

(6)	the announcement of this Agreement, the Acquisition or the pendency of the Acquisition;

(7)	the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, excluding any obligation to act in the Ordinary Course;

but provided in the case of (1) through (5), such change, event, occurrence, effect, state of facts, development, condition or circumstance does not have a disproportionately greater impact or effect on SB as compared to companies of a similar size in comparable industries and operating in the same jurisdiction.

(lxi)	"Material Change" means, (i) a change in the business, operations or capital of SB that SB reasonably expects to have a significant effect on the market price or value of any of the securities of SB as the issuer, or (ii) a decision to implement a change referred to in subclause (i) made by the board of directors or other persons acting in a similar capacity or by senior management of SB who believe that confirmation of the decision by the board of directors or such other persons acting in a similar capacity is probable.

(lxii)	"New Convertible Securities" means Convertible Securities issued by the Company after the Effective Date, in compliance with the provisions contained herein.

(lxiii)	"Non-Limited Liabilities" means Damages to the extent caused by (a) fraud or intentional or knowing misrepresentation, (b) willful breach of an affirmative or negative covenantal obligation (for clarity, as opposed to breach or default related to a representation or warranty) hereunder, in each case by any one or more of the SB Securityholders and/or SB, and/or (c) claims or proceedings brought by any holder of Shares or Convertible Securities that such holder is entitled to any consideration and/or compensation in respect of any such security in excess of such holder’s allocation of any payment hereunder.

(lxiv)	"Option" has the meaning ascribed thereto in the recitals of this Agreement.

(lxv)	"Option Exercise Notice" means a notice in writing, substantially in the form attached hereto as Schedule B, delivered by the Optionee stating that the Optionee is exercising its rights pursuant to the Option to acquire all (but not less than all) of the Shares and the Convertible Securities (other than those Convertible Securities that will not be acquired pursuant to the Securities Purchase Agreement).

(lxvi)	"Option Exercise Date" means the date on which the Option Exercise Notice is delivered in accordance with the terms of the Option.

(lxvii)	"Option Expiry Date" means the date that is five (5) years following the Effective Date; provided, however, that the Option Expiry Date shall automatically be extended an additional two (2) years following such five (5) year period, at the election of the Optionee, in exchange for the Option Extension Payment in accordance with the provisions of Section 2(e).

(lxviii)	"Option Extension Payment" means the payment by the Optionee to the then SB Securityholders in accordance with Section 2(e) of an amount equal to 7.5% of the Company’s revenue during the twelve month period ending at the most recently completed fiscal year-end for which audited financial statements are available, calculated in accordance with GAAP and payable in accordance with the provisions of Section 2(e).

(lxix)	"Optionee Shares" means common shares in the capital of the Optionee.

(lxx)	"Ordinary Course" means, with respect to an action taken by or at the direction of SB, that such action is substantially consistent in nature and scope with the commercially reasonable conduct of, and reasonably contemplated to expand and/or enhance, the business of development, cultivation, manufacture, marketing, distribution and/or sale of products to be marketed and sold, or marketed and sold, as cannabis derived and/or cannabinoid infused products.

(lxxi)	"Organizational Documents" means: (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and by-laws; (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement; (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement; (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document; and (v) with respect to any Person similar to but not set out in (i) through (iv) of this definition, its comparable organizational documents (including a declaration of trust, partnership agreement, articles of continuance, arrangement or amalgamation).

(lxxii)	"Parties" means the Optionee, SB and the SB Securityholders, and "Party" means any one of them.

(lxxiii)	"Permitted Encumbrances" means, in respect of SB or any of its Subsidiaries, any one or more of the following: (a) Encumbrances for Taxes which are not yet due or delinquent or that are being properly contested in good faith by appropriate proceedings and in respect of which reserves have been provided in the Company Financial Statements, or, for later determinations, in later financial statements; (b) easements, rights of way, servitudes and similar rights in land including rights of way and servitudes for highways and other roads, railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light, power, telephone, telegraph or cable television conduits, poles, wires and cables that do not materially adversely affect the Company Assets; (c) inchoate or statutory Encumbrances of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of the construction, maintenance, repair or operation of the Company Assets; provided however, that such Encumbrances are related to obligations not due or delinquent or in respect of which adequate holdbacks are being maintained as required by Law; (d) customary rights of general application reserved to or vested in any Governmental Entity to control or regulate any interest in the facilities in which the Company or any of its Subsidiaries conducts its business; provided however that such Encumbrances, exceptions, agreements, restrictions, limitations, contracts and rights (i) were not incurred in connection with any indebtedness and (ii) do not, individually or in the aggregate, have an adverse effect on the value or materially impair or add material cost to the use of the subject property; (e) Encumbrances incurred, created and granted in the Ordinary Course to a public utility, municipality or Governmental Entity in connection with operations conducted with respect to the Company Assets, but only to the extent those Encumbrances relate to costs and expenses for which payment is not due or delinquent; and (f) any Encumbrance listed in Schedule H.

(lxxiv)	"Person" includes any individual, partnership, association, body corporate, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Entity), syndicate or other entity, whether or not having legal status.

(lxxv)	"Personal Information" means information about an identifiable individual and includes any information that constitutes personal information within the meaning of all applicable Privacy Laws.

(lxxvi)	"Pre-Notice" has the meaning ascribed thereto in Section 3(c).

(lxxvii)	"Pre-Notice Date" means the date of delivery of the most recently delivered Pre-Notice.

(lxxviii)	"Privacy Law" means any Laws, legal requirements, and self-regulatory guidelines and principles governing the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of personally identifiable information, all applicable requirements set forth in guidelines published by applicable Canada and United States regulatory bodies (including but not limited to, the Federal Trade Commission), and any Law or legal requirement governing breach notification in connection with personally identified information, including but not limited to the Personal Information Protection and Electronic Documents Act (Canada), the Freedom of Information and Protection of Privacy Act (Ontario) and any comparable applicable Law of any jurisdiction

(lxxix)	"Regulatory Approval" means any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, and includes HSR Approval, or the expiry, waiver or termination of any waiting period imposed by law or a Governmental Entity, and with respect to such consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, it shall not have been withdrawn, terminated, lapsed, expired or is otherwise no longer effective.

(lxxx)	"Regulatory Authority" means the Governmental Entity authorized under applicable Laws having jurisdiction over the Company, the Subsidiaries or their activities.

(lxxxi)	"Representative" when used with respect to any Person means each director, officer, employee, consultant, financial adviser, legal counsel, accountant and other agent, adviser or representative of that Person.

(lxxxii)	"Representing Person" means Jesse Stanley.

(lxxxiii)	"Required Regulatory Approval" means, if required, HSR Approval and any other Regulatory Approval determined to be required by the Optionee, in its sole discretion, acting reasonably.

(lxxxiv)	"Saleable" means, Inventories that (i) have at least 30 days remaining before their expiration date and can be reasonably delivered and sold within the applicable expiration of the code dates, (ii) have been stored and transported properly, and (iii) can be sold without discount to the sale price for such Inventories or credit (or similar other accommodation) granted or offered to the applicable customer.

(lxxxv)	"SB Securityholders" has the meaning ascribed in the recitals hereto.

(lxxxvi)	"SB Shareholder" means a registered holder of Shares.

(lxxxvii)	"SB Warrant" means the warrant to purchase 10% of the outstanding Shares on a partially-diluted basis when exercised, at a price of $0.001 per Share, in the form attached as Schedule D, registered to the Optionee as of the Effective Date.

(lxxxviii)	"Securities Purchase Agreement" means the Securities Purchase Agreement to be entered into on the Option Exercise Date among the Optionee, SB and the SB Securityholders to effect the Acquisition, in the form attached hereto as Schedule G.

(lxxxix)	"Shares" means, as at the applicable time, the issued and outstanding shares of SB, and at the Effective Date means the Class A shares and Class B shares of SB.

(xc)	"Subsidiary" means an entity that is controlled directly or indirectly by another entity and includes a subsidiary of that subsidiary.

(xci)	"Tax Returns" means any and all returns, reports, declarations, elections, notices, forms, designations, filings, and statements (including estimated tax returns and reports, withholding tax returns and reports, and information returns and reports) filed or required to be filed in respect of Taxes, including any schedules or attachments thereto or any amendments thereof.

(xcii)	"Taxes" means (i) any and all taxes, duties, fees, excises, premiums, assessments, imposts, levies and other charges or assessments of any kind whatsoever imposed by any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or other basis, including those levied on, or measured by, or described with respect to, income, gross receipts, profits, gains, windfalls, capital, capital stock, production, recapture, transfer, land transfer, license, gift, occupation, wealth, environment, net worth, indebtedness, surplus, sales, goods and services, harmonized sales, use, value-added, excise, special assessment, stamp, withholding, business, franchising, real or personal property, health, employee health, payroll, workers' compensation, employment or unemployment, severance, social services, social security, education, utility, surtaxes, customs, import or export, and including all license and registration fees and all employment insurance, health insurance and government pension plan premiums or contributions; (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity on or in respect of amounts of the type described in clause (i) above or this clause (ii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of being a transferee or successor in interest to any party.

(xciii)	"Third Party Claim" means any claim, issuance of any order or the commencement of any Legal Proceeding by any Person who is not a Party or an Affiliate of a Party, including any domestic or foreign court or other Governmental Entity.

(xciv)	"Trade Secret" means (i) confidential information, know how, methods, technical information, data, processes, or plans, and (ii) all trade secrets within the meaning of applicable Law.

(xcv)	"Trailing Financials" has the meaning ascribed thereto in Section 4(b)(i).

(xcvi)	"Working Capital" means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the open of business on the day after the relevant date.

(xcvii)	"Y1 Base" has the meaning ascribed thereto in Schedule E attached hereto.

(xcviii)	"Y2 Base" has the meaning ascribed thereto in Schedule E attached hereto.

(xcix)	"Y1 Earn Out" has the meaning ascribed thereto in Schedule E attached hereto.

(c)	"Y2 Earn Out" has the meaning ascribed thereto in Schedule E attached hereto.

2.	OPTION AND OPTION CONSIDERATION

(a)	In exchange for the SB Securityholders’ granting the Option provided in this Agreement to the Optionee, the Optionee has agreed, within one Business Day of the date hereof to deliver an amount equal to $8,000,000 to the Representing Person, on behalf of the SB Securityholders (the "Initial Payment") in accordance with the payment instructions attached as Schedule C hereto. Each SB Shareholder will be paid an amount of the Initial Payment based on their ownership interest of the Company in accordance with Schedule I.

(b)	Each Person (other than the Optionee or any Affiliate of the Optionee) who, at any time after the Effective Date and prior to the Acquisition Effective Time, acquires a Share or New Convertible Security (other than a Share in respect of which the Person has already granted to the Optionee the Option pursuant to Section 2(a)) from SB or from any other Person, shall, as a condition to and concurrently with the acquisition of such Share or New Convertible Security, grant and shall be deemed to have granted to the Optionee the Option in respect of such Share or New Convertible Security and shall execute a Joinder Agreement, in the form attached hereto as Schedule F (or as otherwise approved by the Optionee in writing), pursuant to which such Person will become a party to this Agreement as an "SB Securityholder" and will have and be subject to all of the rights and obligations of an SB Securityholder hereunder and this Agreement and Schedule A hereof shall be deemed amended by such Joinder Agreement. For greater certainty, any securities of SB acquired after the date hereof by the SB Securityholders who are a party to this Agreement shall be subject to all of the terms and conditions hereof as if such securities were held as of the Effective Date.

(c)	Each of the SB Securityholders agrees and SB shall cause all future securityholders of SB to agree, as a condition to the acquisition of Shares or New Convertible Securities, that such securityholder shall ensure that all securities of SB held by such Person are free and clear of all Encumbrances other than the Encumbrance established by the Option.

(d)	All Shares of SB outstanding as of the Effective Date, or any Shares or New Convertible Securities issued after the date hereof, unless uncertificated and solely maintained on the books of the Company in accordance with the Company's Organizational Documents, shall be re-issued or issued bearing the following legends:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN OPTION PURCHASE AGREEMENT EFFECTIVE FEBRUARY 26, 2021, AS IT MAY BE AMENDED FROM TIME TO TIME, WHICH CONTAINS, AMONG OTHER THINGS, RESTRICTIONS ON THE RIGHT OF THE HOLDER HEREOF TO TRANSFER, SELL OR PLEDGE THE SECURITIES.

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

Any original certificates for all Shares and New Convertible Securities shall be maintained in the Company's possession at all times during the term of this Agreement.

(e)	The Option Expiry Date shall be extended for an additional two years following the initial five-year period upon the Optionee’s delivering to Representing Person, on behalf of the then SB Securityholders, the Option Extension Payment. The Representing Person shall provide payment instructions to the Optionee at least 5 days in advance of such payment.

3.	EXERCISE OF OPTION

(a)	Subject to Section 3(d), the Option may be exercised by the Optionee at any time prior to the Option Expiry Date following the earlier of:

(i)	February 26, 2024, being three years from the Effective Date, and

(ii)	the date ("Federal Legalization") federal laws in the United States are amended to allow the general cultivation, distribution and possession of marijuana (as defined in 21 U.S.C 802), or to remove the regulation of such activities from the federal laws of the United States;

provided that, the board of directors of SB shall have the ability and authority, in their sole discretion if they deem advisable, to allow the Optionee to exercise the Option prior to any such event.

(b)	The Optionee may exercise the Option by delivering to SB and the SB Securityholders an Option Exercise Notice stating that the Optionee is exercising the Option. Upon exercise of the Option, the Securities Purchase Agreement will become effective and the Closing of the Acquisition shall be contingent upon the satisfaction or waiver of the conditions to Closing set out in the Securities Purchase Agreement.

(c)	Pre-Notice.

(i)	At any time prior to the Optionee's potential delivery of the Option Exercise Notice, the Optionee shall provide the Company a written notice (the "Pre-Notice") that it wishes to evaluate the Company in connection with a potential exercise of the Option. Upon receipt of the Pre-Notice, the Company shall have 15 days (provided that such period may be extended by the Optionee for up to 20 days, at the reasonable request of SB conditioned on SB providing a written explanation of the reasons for the extension as well as the expected date of delivery (which shall be within such 20 day extension period)) to deliver a Disclosure Letter to the Optionee, any such Disclosure Letter to be true and correct in all respects as of the delivery date. The Optionee shall have 10 days (the "Determination Time") from the earliest of: (i) receipt of a Disclosure Letter; (ii) receipt of written notice from the Company that it has determined to not deliver a Disclosure Letter, or (iii) expiry of the 15-day (or extended) period in the prior sentence, to either deliver the Option Exercise Notice or determine to not exercise the Option at such time, in which case the Option shall, if prior to the Option Expiry Date, continue in full force and effect. The Optionee may deliver multiple Pre-Notices during the term of the Option and prior to exercise of the Option, but not after the Option Expiry Date. Should the Optionee receive a Disclosure Letter pursuant to this Section 3(c)(i), the Optionee may, in its sole discretion, extend the Determination Time for purposes of finalizing the Disclosure Letter with the Company by providing to SB reasonable inquiries and requests for clarification of the matters set forth in the Disclosure Letter, in which case, SB shall have an additional 5 Business Day period to provide such clarification as properly requested, and, from the date the Disclosure Letter is finalized, the Optionee shall have a new Determination Time.

(ii)	In the event the Optionee determines to deliver the Option Exercise Notice, the Securities Purchase Agreement shall be deemed to be delivered and released and shall be deemed in full force and effect as at the Option Exercise Date, including release of all execution pages thereof and of any and all Securities Purchase Agreement execution pages provided pursuant to Joinder Agreements. For greater certainty, should the Optionee deliver the Option Exercise Notice subsequent to delivery of a Disclosure Letter (such delivery to have occurred within the applicable 15-day or extended period), the representations and warranties set out in the Securities Purchase Agreement shall be subject to such Disclosure Letter in the manner contemplated by the Securities Purchase Agreement. Should no Disclosure Letter be delivered on or before such 15-day or extended period, the representations and warranties set out in the Securities Purchase Agreement shall be deemed true and correct as is.

(iii)	Following delivery of the Pre-Notice to the Company and until the earlier of the Optionee's written confirmation that it does not intend to exercise the Option or the Acquisition Effective Time (if applicable), the Company shall: (a) afford the Optionee and its Representatives full and free access to and the right to inspect all of the Company Assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries (other than legally privileged documents, employee and contractor private personal and health information, and materials relating to SB’s relationship and negotiations with the Optionee, including, but not limited to, relating to this Agreement, the transactions contemplated herein or any agreement or prospective agreement with, or relating to, or in any way conflicting with, the Optionee or any of its affiliates or their related parties, collectively "Excludable Records"); (b) furnish the Optionee and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries as the Optionee or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with the Optionee in its investigation of the Company. Any investigation under this Section 3(c)(iii) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by the Optionee or other information received by the Optionee shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company or the SB Securityholders in this Agreement. Information disclosed pursuant to this Section 3(c)(iii) shall be treated as confidential information, unless in the public record, and all copies of any such information as well as any notes and materials derived therefrom shall be promptly returned to the Company or destroyed, and Optionee shall provide with such delivery or upon such destruction, a certificate to the Company as to Optionee’s compliance with such obligation, in the event the Optionee delivers written confirmation that it does not intend to exercise the Option.

(d)	Notwithstanding provisions to the contrary in Section 3(a):

(i)	if Federal Legalization occurs during 2021 and subject to consent of the board of directors of SB, the Optionee shall be required to either (i) provide written notice it does not intend to exercise the Option; or (ii) deliver a Pre-Notice, by May 1, 2022 and, in the event the Option is not exercised within the Determination Time pertaining to such Pre-Notice as described in Section 3(c), the Option shall terminate and be of no further force or effect;

(ii)	if Federal Legalization occurs on or after January 1, 2022 and prior to 11:59 p.m. on the Option Expiry Date, the Optionee shall be required to either (i) provide written notice it does not intend to exercise the Option; or (ii) deliver a Pre-Notice, within 120 days of Federal Legalization and, in the event the Option is not exercised within the Determination Time pertaining to such Pre-Notice as described in Section 3(c), the Option shall terminate and be of no further force or effect.

(e)	On or immediately subsequent to the Option Exercise Date, the Optionee shall, subject to Applicable Laws, issue a press release announcing the Option exercise and the number of Optionee Shares (and cash consideration, if applicable) deliverable to SB Securityholders, subject to adjustments as contemplated in the Securities Purchase Agreement. The Optionee shall use commercially reasonable efforts to revise such release as requested by SB, acting reasonably, as to the content of the press release.

4.	ACQUISITION PURCHASE PRICE

(a)	The purchase price (the "Purchase Price") for the Shares and Convertible Securities shall be determined as set out in Schedule E attached hereto. The Purchase Price will be: (i) subject to adjustment as provided in the Securities Purchase Agreement, and (ii) paid in accordance with the provisions of the Securities Purchase Agreement.

(b)	Within 15 days of the Pre-Notice Date (as extended as provided herein), SB shall provide the Optionee with:

(i)	such financial information as is appropriate upon which to base the Purchase Price calculations, current up to and including the Pre-Notice Date, which will include the consolidated balance sheet of SB and its Subsidiaries for the 365 days preceding and including the Pre-Notice Date and the related consolidated statements of income, stockholders’ equity and cash flows of SB and its Subsidiaries for such fiscal period (the "Trailing Financials"), prepared in accordance with GAAP (apart from end of year adjustments and notes to the financial statements) applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Company's most recent audited or reviewed financial statements, and certified by the chief financial officer and chief executive officer of SB that they fairly present, in all material respects, the financial condition of SB and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

(ii)	SB's calculation of the Purchase Price shall be determined as at the Pre-Notice Date, as described in Schedule E hereto. The Purchase Price shall be converted from United States to Canadian dollars at the average of the rates set by the Bank of Canada on the third Business Day prior to the date of the Pre-Notice for its conversion of Canadian dollars to U.S. dollars and for its conversion of U.S. dollars to Canadian dollars;

(iii)	SB's calculation of the Estimated Current Indebtedness, Estimated Cash Position and Estimated Target Working Capital as at the Pre-Notice Date, including a statement setting forth the calculations for each such value based on the information contained in the Trailing Financials. The Estimated Target Working Capital will be used to adjust the Purchase Price as contemplated in the Securities Purchase Agreement; and

(iv)	the additional amount of the Purchase Price, if any, to be held back to form part of the PP Holdback Amount (as such term is defined in the Securities Purchase Agreement) in accordance with the Securities Purchase Agreement.

(c)	Notwithstanding anything contained herein to the contrary, the Parties agree that the Optionee shall not be required to register any of the Optionee's securities, file a prospectus or registration statement, or take any action that would result in the Optionee becoming a reporting issuer, reporting company or registrant for purposes of United States securities laws, as a result of this Agreement, the Securities Purchase Agreement, or the Acquisition.

5.	TERM OF OPTION

(a)	If the Option has not been exercised prior to the Option Expiry Date, the Option shall expire and terminate effective as of the Option Expiry Date and thereafter shall be of no further force or effect. This Agreement may be terminated by the Optionee in its sole discretion.

6.	SB WARRANT

(a)	As consideration for the Optionee’s entering into this Agreement and providing the Initial Payment to the SB Securityholders, SB has agreed to issue the SB Warrant to the Optionee concurrently with the execution of this Agreement in the form attached as Schedule D.

7.	COVENANTS OF SB

(a)	Covenants Regarding Conduct of Business of SB

(i)	SB covenants to: (i) use best efforts to cause all holders of Convertible Securities as of the Effective Date (other than Company Debentures outstanding as of the Effective Date) to execute a Joinder Agreement within 45 days of the Effective Date; and (ii) use commercially reasonable efforts to amend the Company's Organizational Documents and obtain any necessary approvals from SB Securityholders, to impose stock transfer restrictions on the Shares, prohibiting the transfer of Shares without approval of the board of directors of the Company, within 45 days of the Effective Date.

(ii)	SB covenants and agrees that, during the period from the date of this Agreement until the earlier of the Acquisition Effective Time and the Option Expiry Date, except: (i) with the prior written consent of the Optionee; (ii) as expressly required or permitted by this Agreement; or (iii) as required by Applicable Law, SB shall, and shall cause each of its Subsidiaries to, conduct its business in the Ordinary Course and in accordance with, in all material respects, all Applicable Laws, with the exception of the Controlled Substances Act, 21 USC 801 et seq. (the "Controlled Substances Act"), as it applies to marijuana (including any implementing regulations and schedules in effect at the relevant time) or any other U.S. federal law the violation of which is predicated upon a violation of the Controlled Substances Act as it applies to marijuana, and SB shall use commercially reasonable efforts to maintain, expand and preserve its and its Subsidiaries' business organizations, properties, assets, rights, employees, goodwill and business relationships with customers, suppliers, partners and other Persons with which SB or any of its Subsidiaries has material business relations.

(iii)	Without limiting the generality of the foregoing, SB covenants and agrees that, during the period from the date of this Agreement until the earlier of the Acquisition Effective Time and the Option Expiry Date, except: (i) with the prior written consent of the Optionee; (ii) as expressly required or permitted by this Agreement; or (iii) as required by Applicable Law, SB shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(1)	take any action or engage in any activity or enter into any agreement, contract, plan or arrangement that would prevent the Optionee's right to exercise the Option, or impair in more than a di minimis way the mechanism for the Optionee's exercise of the Option, or (without limiting the foregoing prohibitions) remove any Shares or Convertible Securities from being subject to the Option, or, unless the Company compensates the Optionee therefor, cause an increase in the Optionee's cost for exercising the Option;

(2)	acquire any interest in, or enter into any Material Contract with, a direct competitor of the Optionee or the Company;

(3)	invest more than a di minimis amount in any person or entity unless the primary business of such person or entity is in the development, cultivation, manufacture, marketing, distribution and/or sale of products to be marketed and sold, or marketed and sold, as cannabis derived and/or cannabinoid infused products (the "Cannabis Business"), or engage in to more than a di minimis extent in any business other than the Cannabis Business;

(4)	issue Shares or Convertible Securities to any Person other than Class A shares, Class B shares or Convertible Securities convertible into Class A shares or Class B Shares if such Person has duly executed a Joinder Agreement;

(5)	permit the transfer of Shares or Convertible Securities to any Person who has not duly executed a Joinder Agreement;

(6)	issue shares of a class other than Class A shares or Class B shares, as currently constituted;

(7)	issue securities of any Subsidiary or securities convertible, exchangeable or exercisable for or into securities of any Subsidiary;

(8)	amend its constating documents or, in the case of any Subsidiary which is not a corporation, its similar organizational documents;

(9)	reduce the stated capital of any class or series of the Shares;

(10)	permit the transfer of any securities of any Subsidiary or securities convertible, exchangeable or exercisable for or into securities of any Subsidiary;

(11)	split, combine or reclassify any Shares or any other securities of SB or any Subsidiary;

(12)	redeem, repurchase, or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, Shares or any other securities of SB or any Subsidiary;

(13)	amend the terms of any of the securities of SB or any Subsidiary, except as required pursuant to this Agreement, that would cause a breach of any other provision of this Section;

(14)	reorganize, amalgamate or merge SB or any Subsidiary;

(15)	undertake any voluntary dissolution, liquidation or winding-up of SB or any Subsidiary or any other distribution of assets of SB or any Subsidiary for the purpose of winding-up its affairs;

(16)	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of SB or any Subsidiary;

(17)	declare, set aside or pay any dividend or other distribution of any kind or nature (whether in cash, stock or property or any combination thereof) in respect of any securities;

(18)	pledge or otherwise encumber, or authorize the pledge or other Encumbrance of any Shares or any other securities of SB or any Subsidiary;

(19)	allow an Encumbrance on Company Assets, including intellectual property, other than Permitted Encumbrances and Encumbrances to secure indebtedness permitted hereunder;

(20)	make any bonus or profit sharing distribution or similar payment of any kind to any officer, director, employee or consultant that is materially inconsistent with the bonus or profit sharing distribution or similar payments of any kind that are made by the Optionee to its officers, directors, employees or consultants except to the extent that any such bonus, profit sharing, distribution or similar payment is made pursuant to a policy approved in writing by the Optionee, acting reasonably;

(21)	except as required by Applicable Law: (i) provide for any severance, change of control, termination pay (or improvements to notice or pay in lieu of notice) or benefits payable under any severance or termination pay policies to (or amend any existing arrangement with) any current, former or future employee or any current, former or future director of SB or any Subsidiary that would be triggered by the Acquisition; (ii) increase compensation, bonus levels or other benefits payable to any current, former or future employee or any current, former or future director of SB or any Subsidiary that would be materially inconsistent with the compensation, bonus levels or other benefits payable under employment agreements of the Optionee; or (iii) enter into any deferred compensation or other similar agreement (or amend any such existing agreement) with any current, former or future employee or any current, former or future director of SB or any Subsidiary;

(22)	enter into any Contract that provides for: (i) payment on a change of control of SB, unless payment is following a "double trigger" and in accordance with market-standard practice; or (ii) a "golden parachute", retention or similar pay or benefits to any Person;

(23)	make any loan to any officer, director, employee, Founder or consultant of SB or any Subsidiary;

(24)	make a loan to any Founder;

(25)	enter into any agreement, Contract or arrangement with a director, officer, employee, or non-arms' length party, or any Affiliate or associate of the foregoing, directly or indirectly;

(26)	sell all or substantially all of the assets of SB or any Subsidiary;

(27)	dispose of any asset or property to any officer, director, employee or consultant of SB or any Subsidiary, unless the value of the consideration received by SB or any Subsidiary is equal to the fair market value of such assets or property disposed of;

(28)	enter into any agreement or arrangement that limits or otherwise restricts in any material respect SB or any successor thereto or any Subsidiary, or that would, after the Effective Date, limit or restrict in any material respect SB or any of its affiliates from competing in any manner; provided this clause shall not restrict SB from exclusive distribution or supply agreements or exclusive licenses consistent with industry standards;

(29)	enter into any Contract for Company Debt if such Contract would: (i) be materially inconsistent with market standards for companies operating in the United States cannabis industry; or (ii) provide for an event of default, repayment or acceleration on the Acquisition Date;

(30)	incur, in the aggregate, Company Debt greater than $5,000,000;

(31)	materially change its business or regulatory strategy, including, without limitation, engaging in any new business, enterprise or other activity that is materially different from the Ordinary Course of the existing businesses of SB;

(32)	sell, transfer, license or assign to any Person any technology or intellectual property other than non-exclusive licenses granted in the Ordinary Course to develop shared intellectual property;

(33)	sell, transfer, license or assign to any Person any technology or intellectual property that includes in any way the “Stanley” name the “Stanley Brothers,” their name, likeness and/or image, or any technology or intellectual property essential to the Company’s operations, other than licenses that do not prevent the Company’s continued use thereof;

(34)	fail to (i) pay any annuity or any filing, prosecution, maintenance or other fee or file any document, response to office action or other filing in connection with any registrations or applications with a governmental authority or internet domain name registrar for intellectual property owned by or purported to be owned by or filed in the name of SB or any Subsidiary, or (ii) diligently prosecute and maintain all such registrations and applications;

(35)	disclose or agree to disclose to any Person any material Trade Secret except pursuant to a written non-disclosure agreement restricting disclosure and use of such Trade Secrets by such Person entered into in the Ordinary Course;

(36)	enter into any agreement or arrangement with, or engage, a potential or current officer or director of the Company, without first obtaining an executed non-competition agreement from such individual, in a form acceptable to the Optionee;

(37)	take any action for the Company to become a public company, register any of the Company's securities, file a prospectus or registration statement, or take any action that would result in SB becoming a reporting issuer, reporting company or registrant for purposes of United States securities laws or any other securities laws; or

(38)	authorize, agree, resolve or otherwise commit, whether or not in writing, to do any of the foregoing.

(iv)	In addition and without limiting the generality of the foregoing, SB covenants and agrees that, during the period from the date of this Agreement until the earlier of the Acquisition Effective Time and the Option Expiry Date, except: (i) with the prior written consent of the Optionee; (ii) as expressly required or permitted by this Agreement; or (iii) as required by Applicable Law, all additional Shares or Convertible Securities of SB or any shares or securities convertible, exchangeable or exercisable for or into shares of a Subsidiary of SB, will be subject to this Agreement, and no additional Shares or securities of SB or any Subsidiary of SB shall be issued if the holder thereof does not deliver an executed Joinder Agreement prior to receipt of such securities, agreeing to be bound by, and considered a party to, this Agreement and the Securities Purchase Agreement.

(v)	SB covenants and agrees that during the period from the date of this Agreement until the Acquisition Date, it shall take all commercially reasonable steps to consider if the Company would be unable to satisfy the terms of this Agreement and the Securities Purchase Agreement, including the conditions to Closing as set out in the Securities Purchase Agreement. If the Company at any time becomes aware of any factual scenario or circumstance that has caused or may reasonably be anticipated to cause the Company or the SB Securityholders to be unable to satisfy the covenants and conditions as set out in this Agreement and the Securities Purchase Agreement, the Company shall promptly provide notice of this to the Optionee. SB covenants and agrees to take all actions to satisfy the conditions to Closing as set out in the Securities Purchase Agreement.

(vi)	In the event that the Option is exercised, SB agrees to cooperate with the Optionee and take all actions required to ensure that the potential issuance of Optionee Shares to SB Securityholders and holders of Convertible Securities in satisfaction of the Purchase Price, complies with all applicable United States and Canadian securities Laws (and does not require the registration of any shares for purposes of applicable US securities laws).

(vii)	Notwithstanding anything in this Section 7(a) and subject to Section 8(b), the Company shall be permitted to take the following actions prior to the Option Exercise Date provided the Company gives the Optionee at least 10 Business Days' advance written notice of, and consults with the Optionee (and takes into consideration, in making a decision, the best interests of the Optionee) in respect of any such action:

(1)	enter into the following contracts: intellectual property license of [***] which license will be owned exclusively by [***]; the Company may license or sub-license [***]; the Company may enter into non-exclusive license agreements with third parties to [***], provided however that such licenses will not [***]; and

(2)	enter into new joint venture arrangements or partnerships in any cannabinoid vertical, including research, product development, cultivation, manufacturing, co-packing, marketing and sales;

provided, however, that any of the arrangements, partnerships, agreements or actions set out in (1) through (2) above will require the prior written consent of the Optionee if any such arrangement, partnership, agreement or action (i) will result, directly or indirectly, in any officer, director, Founder, employee, consultant, Founder Related Party, or any affiliate or associate of any such Person, receiving any compensation or any benefit of any nature whatsoever other than the benefits to be derived from being a shareholder of the Company, (ii) is proposed to be entered into, or taken in conjunction with, any direct or indirect competitor of the Optionee or the Company, as may be determined by the Optionee, acting reasonably, or (iii) will result in the Company’s providing an exclusive license of any intellectual property of the Company or the Company not owning any jointly developed intellectual property that may arise in connection with such arrangement, partnership, agreement or action.

SB’s launch of the following product categories and expansions using various cannabinoids within THC shall not constitute a breach of its obligations to operate in the Ordinary Course pursuant to Section 7(a)(ii): [***].

(b)	Shares and Convertible Securities

SB shall, upon receipt of an Exercise Notice, provide each holder of securities convertible into, exchangeable for, or exercisable for Class A shares or Class B shares, including all holders of Convertible Securities, (the “Convertible Holders”) with notice of such Exercise Notice. SB and the Founders jointly and severally covenant and agree that, they shall cause all such Convertible Holders to (i) either exercise, exchange or convert their securities of SB into Class A shares or Class B shares, or (ii) to forego the right to exercise, exchange or convert their securities of SB into Class A shares or Class B shares following the sale of the securities of SB held by such Convertible Holders such that the only entitlement of such Convertible Holders following the Closing will be the consideration, if any, to be received by them under the provisions of the Securities Purchase Agreement. SB and the Founders covenant and agree to cause all securities of SB issued after the date hereof (other than Class A shares and Class B shares) to provide for the foregoing in their terms.

(c)	Founder Interests

The Founders covenant and agree that, within 90 days of the date hereof, the Founders shall cause all interests held by them or any Founder Related Party, whether directly or indirectly, in the Permitted Entities (as hereinafter defined) to be transferred to SB or a wholly-owned Subsidiary of SB in exchange for Class A shares or Class B shares of SB or otherwise for such cash consideration as SB may agree.

(d)	Covenants Regarding Notice

(i)	SB covenants and agrees that, during the period from the date of this Agreement until the earlier of the Acquisition Effective Time and the Option Expiry Date, it shall:

(1)	immediately notify the Optionee orally and then promptly notify the Optionee in writing of any Material Change in relation to SB;

(2)	notify the Optionee at least five Business Days prior to entering into any Contract with respect to the disposition of any asset (other than inventory in the Ordinary Course) with a value of $200,000 or more;

(3)	notify the Optionee at least five Business Days prior to entering into any Contract with respect to any acquisition of assets, merger or joint venture with a value of $200,000 or more;

(4)	notify the Optionee in writing at least 48 hours prior to (or immediately upon if it is not possible to provide any advance notice) each issuance of securities of SB or any Subsidiary thereof and provide the Optionee with all material information, and any other information that the Optionee may request, in respect of each such issuance, including the material terms, recipient and confirmation that such recipient, if receiving securities of SB, signed a Joinder Agreement (and SB will provide a copy of each such Joinder Agreement to the Optionee); and

(5)	provide the Optionee with a Company Report promptly and, in any event not later than five Business Days following the end of a fiscal quarter during which the subject matter of the Company Report was addressed; provided, however, that SB shall not be required to provide any information (including a Company Report) to the Optionee relating to Excludable Records, Trade Secrets and proprietary formulas.

(e)	Financial Reporting Requirements

(i)	SB will maintain, and will cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP and/or IFRS, and, to the extent IFRS, then references in this Agreement to GAAP are deemed to be to IFRS.

(ii)	SB will deliver (or cause to be delivered) to the Optionee:

(1)	Quarterly Financials. Within 60 days after the end of each fiscal quarter that ends after the Effective Date, (x) the consolidated balance sheet of SB and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income, stockholders’ equity and cash flows of SB and its Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and any corresponding figures from financial projections or models for the current fiscal year, to the extent prepared, all in reasonable detail, prepared in accordance with GAAP and certified by the chief financial officer of SB as fairly presenting, in all material respects, the consolidated financial condition of SB and its Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosures and normal year-end audit adjustments) and (y) not more often than once per fiscal quarter, after request of the Optionee, a summary narrative management report (A) describing the operations and financial condition of SB and its Subsidiaries for the fiscal period then ended and (B) briefly discussing the reasons for any significant variations against the financial projections or models, if applicable; and

(2)	Year-End Financials. Within 120 days after the end of each fiscal year ending after the Effective Date, (i) the consolidated balance sheet of SB and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows of SB and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the previous fiscal year and the corresponding figures from financial projections or models for the fiscal year covered by such financial statements, if available, all in reasonable detail prepared in accordance with GAAP and certified by the chief financial officer of SB that they fairly present, in all material respects, the financial condition of SB and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, and (ii) a summary narrative management report (x) describing the operations and financial condition of SB and its Subsidiaries for the fiscal period then ended and (y) briefly discussing the reasons for any significant variations against the current financial projections or models (if applicable). The financial statements described in (i) above must be audited and an auditor's report must be delivered to the Optionee together with such statements.

(f)	At any time prior to the Acquisition Date, at the request of the Optionee, SB shall: (a) afford the Optionee and its Representatives full and free access to and the right to inspect all of the Company Assets, premises, books and records, Tax Returns, Contracts and other documents and data related to SB and its Subsidiaries (apart from Excludable Records or proprietary formulas or Trade Secrets); (b) furnish the Optionee and its Representatives with such financial, operating and other data and information related to SB and its Subsidiaries as the Optionee or any of its Representatives may reasonably request; and (c) instruct the Representatives of SB to cooperate with the Optionee in its investigation of SB. Any investigation under this Section 7(f) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of SB. No investigation by the Optionee or other information received by the Optionee shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by SB or the SB Securityholders in this Agreement.

8.	COVENANTS OF THE SB SECURITYHOLDERS

(a)	Each SB Securityholder hereby covenants and agrees that:

(i)	the SB Securityholder shall not pledge or otherwise encumber, or authorize the pledge or other Encumbrance of any Shares or Convertibles Securities, as applicable, during the term of this Agreement;

(ii)	the SB Securityholder shall not transfer any Shares or Convertible Securities of SB, or any securities of a Subsidiary of SB, to any Person who has not duly executed and delivered to the Company a Joinder Agreement;

(iii)	the SB Securityholder will take all actions reasonably requested by the Optionee to effect the Closing of the Acquisition as contemplated herein, including the execution of all customary certificates and documents, including any bring-down certificates;

(iv)	the SB Securityholder shall not re-invest into, loan to or otherwise advance to the Company, directly or indirectly, any portion of the Initial Payment or Option Extension Payment.

(b)	Non-Competition

(i)	From the Effective Date until the earlier of the Option Expiry Date and 6 months from the time such Person ceases to be a holder of Shares, each Founder agrees not to compete with the Company Business on a worldwide basis. For purposes of this Agreement, "competition" shall include: (i) owning, managing, operating, controlling, being employed by, consulting for, participating in, engaging in, rendering any services for, assisting, having any financial interest in, permitting the Founder's name to be used in connection with, or being connected in any manner with the ownership, management, operation, or control of any Competitor of the Company or its Affiliates; (ii) interfering with the relationship between the Company and any current or former employee or consultant of the Company; (iii) soliciting any of the Company’s customers or prospective customers on behalf of a Competitor; or (iv) soliciting, inducing, or attempting to induce any current or prospective customer, supplier or other business relation of the Company or any of its affiliates to cease doing business with the Company. For purposes of this Agreement, a "Competitor" is any person or entity that engages in any one of the following activities: the manufacture, possession, use, sale, distribution or branding of products containing THC in excess of 0.3%. Notwithstanding the foregoing, "Competitor" shall not include following entities insofar as their activities are limited to the activities as described herein (and such other activities as would not cause such entity to be deemed a Competitor as described in the preceding sentence and without giving effect to this sentence): [***].

(ii)	For greater clarity, nothing in this Agreement shall be construed as prohibiting a Founder from (i) engaging in passive investment activities and business-related, community service, charitable and social activities or (ii) engaging in any activity related to any person or entity engaged in a business that is not a Competitor, including but not limited to, engaging in any activity related to the production, distribution and promotion of media related to the Founder's name and the Stanley brothers’ brand other than in relation to a Competitor.

(c)	Non-Solicitation

(i)	Each Founder agrees that, from the Effective Date until the earlier of the Option Expiry Date and 6 months from the time such Person ceases to be a holder of Shares, the Founder (i) will not solicit for hire, hire or take away, or cause to be hired or taken away, or interfere with or endeavour to entice away from the Company, any independent consultant or employee of the Company; and (ii) will not canvass or solicit the business of (or procure or assist the canvassing or soliciting of the business of) any customer, prospective customer, client or supplier of the Company for any purpose which is competitive with the Company’s Business.

9.	APPOINTMENT OF SB SECURITYHOLDERS' REPRESENTATIVE

(a)	Each SB Securityholder hereby (A) irrevocably constitutes and appoints the Representing Person as his, her or its true and lawful attorney-in-fact and agent, (B) agrees that this power of attorney is irrevocable and coupled with an interest, and (C) authorizes the Representing Person to act for such SB Securityholder in his, her or its name, place and stead, in any and all capacities provided for herein and to do and perform every act and thing required or permitted to be done under this Agreement or otherwise in connection with the Acquisition, if applicable, except as otherwise set forth herein, as fully to all intents and purposes as such SB Securityholder might or could do in person, including:

(i)	to execute and deliver such amendments, modifications, alterations and waivers to this Agreement from time to time as the Representing Person deems necessary or advisable;

(ii)	to deliver and receive opinions, certificates and other documents required at or in connection with this Agreement or the Acquisition, and to agree to waivers or modifications of any such opinions, certificates or other documents;

(iii)	to waive any conditions in favour of the SB Securityholders set out in this Agreement;

(iv)	to take any and all action on behalf of any SB Securityholder from time to time as the Representing Person may deem necessary or desirable to consummate the Acquisition, if applicable;

(v)	to provide instructions pursuant to the Securities Purchase Agreement; and

(vi)	to take any other action, or refrain from taking any other action, that the Representing Person may, in its sole discretion, determine to be necessary or appropriate for the accomplishment of the foregoing.

This power of attorney is deemed coupled with an interest and shall survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any SB Securityholder.

(b)	Notwithstanding anything to the contrary in this Agreement, the Representing Person shall have no authority to act as attorney-in-fact or otherwise for any SB Securityholder: (i) with respect to any indemnity claim solely against such SB Securityholder arising under Section 13(b), and each such SB Securityholder shall be entitled to resolve any and all such claims; or (ii) without the consent of the applicable SB Securityholder, to agree to an amendment, modification, alteration or waiver to this Agreement that (A) results in any reduction in compensation to be provided to such SB Securityholder, or (B) adversely and disproportionately affects such SB Securityholder as compared to any other SB Securityholder.

(c)	Each SB Securityholder hereby grants unto the Representing Person full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the Acquisition, if the Option is exercised, as fully to all intents and purposes as such SB Securityholder might or could do in person, hereby ratifying and confirming all that the Representing Person may lawfully do or cause to be done by virtue hereof. The Representing Person shall for all purposes be deemed the sole authorized agent of each SB Securityholder with respect to the matters set forth in Section 9(a) until such time as this agency is terminated in writing. Each SB Securityholder acknowledges and agrees that upon execution and delivery by the Representing Person of this Agreement or any amendments, modifications, alterations or waivers hereof or agreements, opinions, certificates and other documents executed and delivered by the Representing Person pursuant to Section 9(a), such SB Securityholder shall be bound by such documents as fully as if such SB Securityholder had executed and delivered such documents.

(d)	Each SB Securityholder shall jointly and severally indemnify the Representing Person and hold the Representing Person harmless against any loss, liability or expense incurred without gross negligence, bad faith or fraud on the part of the Representing Person and arising out of or in connection with the acceptance or administration of the Representing Person's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representing Person. Each SB Securityholder further agrees that (i) any conflict of interest between the Representing Person, on the one hand, and such SB Securityholder, on the other hand, will not give rise to any presumption against the Representing Person nor will it limit or impair the Representing Person's right to indemnification hereunder, and (ii) the Representing Person does not owe any fiduciary duties (whether express or implied) to such SB Securityholder.

(e)	Any decision, act, consent or instruction of the Representing Person permitted in accordance with this Agreement shall constitute a decision, act, consent or instruction of all of the SB Securityholders and shall be final, binding and conclusive upon each SB Securityholder. Notices, consents or other communications to or from the Representing Person shall constitute notice to or from each SB Securityholder during the term of this agency. The Optionee may conclusively rely upon, without independent verification or investigation, any decision, act, consent or instruction of the Representing Person as being the decision, act, consent or instruction of each SB Securityholder, and the Optionee shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the Representing Person's decision, act, consent or instruction.

10.	REGULATORY APPROVALS

(a)	As soon as reasonably practicable after the delivery of the Option Exercise Notice, SB shall make all notifications, filings, applications and submissions with Governmental Entities required to obtain and maintain any Regulatory Approvals deemed necessary to discharge its obligations under this Agreement in connection with the completion of the Acquisition and use its best commercial efforts to assist the Optionee in obtaining any necessary Regulatory Approvals.

11.	REPRESENTATIONS AND WARRANTIES

(a)	Representations and Warranties of SB

SB and the Founders hereby jointly and severally represent and warrant to the Optionee that, and acknowledge that the Optionee is relying upon such representations and warranties in entering into this Agreement:

(i)	Organization, Good Standing and Qualification. The Company and each of its Subsidiaries is a legal entity duly incorporated, continued or amalgamated, as the case may be, and organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets as presently owned and to carry on its business as presently conducted, is qualified to do business, is up-to-date in respect of all material corporate filings and, to the extent such concept is applicable, is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification. The Company has made available to the Optionee prior to the date hereof, complete and correct copies of the Company's and its Subsidiaries' Organizational Documents, each as amended to the date hereof, and each as so delivered is in full force and effect. Neither the Company nor any of its Subsidiaries is in material default of the performance, observance or fulfillment of any of the provisions of its respective Organizational Documents. No steps or proceedings have been taken, instituted or are pending for the dissolution, winding-up or liquidation of the Company or any of its Subsidiaries and no board approvals have been given to commence any such proceeding.

(ii)	Capital Structure.

(1)	The authorized capital of the Company consists of 30,000,000, of which 21,000,000 shares of the par value of $0.00001 per share shall be a separate class designated as "Class A Common Stock", 8,000,000 shares of the par value of $0.00001 per share shall be a separate class designated as "Class B Common Stock" and 1,000,000 shares of the par value of $0.00001 per share shall be a separate class designated as "Preferred Stock". As of the close of business on the Effective Date, there were 3,780,296 shares of Class A Common Stock and 7,142,865 shares of Class B Common Stock issued and outstanding. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid and non-assessable. Other than 1,015,656 Shares reserved for issuance pursuant to outstanding stock options and 1,439,398 Shares reserved for issuance on conversion of outstanding convertible notes, the Company has no Shares reserved for issuance. At the Effective Date, the SB Securityholders are the registered and beneficial owners of the Shares listed in Schedule A, with good and marketable title thereto, free and clear of all Encumbrances.

(2)	Schedule H sets forth a correct and complete listing of all outstanding securities convertible into Shares (including promised equity awards) as of the date hereof, setting forth (i) the number of Shares subject to each such security, (ii) the name of the registered holder, identifying whether such holder is not an employee of the Company, (iii) the grant date, (iv) the date of expiry, (v) the registered holder’s address as is shown on the ledgers and registers of the Company as of the date hereof, (vi) the vesting schedule, including details of the extent to which such securities are vested and exercisable, and (vii) the exercise price with respect to each Convertible Security, as applicable. All Convertible Securities have been issued in compliance with all Applicable Laws and have been duly authorized by SB.

(3)	Schedule H sets forth: (i) each of the Company’s directly and indirectly owned Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary; and (ii) the Company’s or its Subsidiaries’ shares, equity interest or other direct or indirect ownership interest in any other Person. Each of the issued and outstanding shares or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and beneficially owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrances.

(iii)	Corporate Authority; Approval. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Securities Purchase Agreement and to consummate the Acquisition in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the Securities Purchase Agreement and the completion by the Company of the transactions contemplated by this Agreement and the Securities Purchase Agreement have been duly authorized by SB and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery by it of this Agreement, the Securities Purchase Agreement or (subject to obtaining the Regulatory Approvals) the completion by the Company of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon execution and delivery of the Securities Purchase Agreement on the Option Exercise Date, if applicable, the Securities Purchase Agreement will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(iv)	Governmental Filings; No Violations; Etc.

(1)	No notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Company.

(2)	The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Acquisition will not, constitute or result in, with or without notice, lapse of time or both:

a.	a breach or violation of, or a default under, the Organizational Documents of the Company or of any of its Subsidiaries;

b.	a contravention, breach, violation or default under any Law applicable to it or any of the Company or any of its Subsidiaries, or any of its or their respective properties or assets; or

c.	a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of an Encumbrance (other than any Encumbrance created in connection with any action taken by Optionee or any of its affiliates) on any of the assets or property of the Company or any of its Subsidiaries pursuant to, any Company Material Contract binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Acquisition) compliance with the matters referred to in Section (v), under any Law to which the Company or any of its Subsidiaries is subject; or

except, in the case of the foregoing, for any such breach, violation, termination, default, creation, acceleration or change that would not have a Material Adverse Effect on the Company or its Subsidiaries, or would not, individually or in the aggregate, reasonably be expected to prevent or significantly impede or materially delay the completion of the Acquisition.

(v)	Securities Laws. SB, nor any of its Subsidiaries, is subject to any continuous or periodic or other disclosure requirements under any securities Laws, including, without limitation, the laws of the United States. Neither SB nor any of its Subsidiaries, has, or is required to have, any class of securities registered under the 1934 Exchange Act, nor is SB, or any of its Subsidiaries, subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the 1934 Exchange Act. Neither SB nor any of its Subsidiaries, is, or has ever been, subject to any requirement to register any class of its equity securities pursuant to Section 12(g) of the 1934 Exchange Act, and neither SB nor any of its Subsidiaries is an investment company registered or required to be registered under the Investment Company Act of 1940 of the United States of America.

(vi)	Financial Statements.

(1)	The Company Financial Statements: (A) were prepared in accordance with GAAP consistently applied throughout the periods involved and comply as to form in all material respects with applicable Laws (except (a) as otherwise indicated in such financial statements and the notes thereto or, in the case of audited statements in the related report of the Company’s independent auditors, or (b) in the case of unaudited interim statements, are subject to normal period-end adjustments and may omit notes which are not required by applicable Law in the unaudited statements); (B) fairly present, in all material respects, the assets, liabilities (whether accrued, absolute, contentment or otherwise), consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries as of their respective dates and the consolidated financial position, results of operations or financial performance and cash flows of the Company and its Subsidiaries for the respective periods covered by such financial statements; and (C) reflect reserves required by GAAP in respect of all known material contingent liabilities, if any, of the Company on a consolidated basis.

(2)	There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Company or any of its Subsidiaries with unconsolidated entities or other Persons.

(3)	Except as disclosed in Schedule H, the financial books, records and accounts of the Company and each of its Subsidiaries: (A) have been maintained, in all material respects, in accordance with GAAP, (B) are stated in reasonable detail, (C) accurately and fairly reflect all the material transactions, acquisitions and dispositions of the Company and its Subsidiaries, and (D) accurately and fairly reflect the basis for the Company Financial Statements.

(4)	Except as disclosed in Schedule H hereto, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor or internal accountant of the Company or any of its Subsidiaries has, since November 19, 2018, received or otherwise had or obtained knowledge of any written complaint, allegation, assertion, or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices that are inconsistent with the GAAP or standard industry practice.

(vii)	Suppliers and Distributors. Except as disclosed in Schedule H hereto, no material supplier, distributor, customer or service provider of the Company or its Subsidiaries has notified the Company or any of its Subsidiaries in writing, and to the Company’s Knowledge, there is no reason to believe, that any such material supplier, distributor, customer or service provider will not continue dealing with the Company or its Subsidiaries on substantially the same terms as presently conducted following Closing of the Acquisition, subject to changes in pricing and volume in the Ordinary Course.

(viii)	Restrictions on Business Activities. There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries that has or would reasonably be expected to have the effect of prohibiting, restricting or impairing any business practice of the Company or any of its Subsidiaries or affiliates, any acquisition of property by the Company or any of its Subsidiaries or affiliates, or the conduct of business by the Company or any of its Subsidiaries or affiliates, as currently conducted (including following the transactions contemplated by this Agreement).

(ix)	Absence of Certain Changes. [Omitted.]

(x)	Litigation and Liabilities.

(1)	Except as disclosed in Schedule H hereto, there are no civil, quasi-criminal, criminal or administrative Actions, investigations, claims or other proceedings, outstanding or pending, or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries, and to the Company’s Knowledge, no event has occurred since November 19, 2018, and no state of fact exists, which would reasonably be expected to give rise to any such Action, investigation, claim or other proceeding (apart from the Controlled Substances Act as it applies to marijuana).

(2)	The Company and its Subsidiaries have no outstanding indebtedness, liabilities or obligations, whether accrued, absolute, contingent or otherwise, and are not party to or bound by any suretyship, guarantee, indemnification or assumption agreement, or endorsement of, or any other similar commitment with respect to the obligations, liabilities or indebtedness of any person, other than those liabilities set forth in the balance sheet included in the Company Financial Statements, indebtedness set forth on Schedule H hereto, or those incurred in the Ordinary Course and which are not material.

(3)	Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that restricts in any material respect the manner in which the Company and its Subsidiaries conduct their respective businesses, other than any such judgment, order, writ, injunction, decree or award to which it becomes subject after the date of this Agreement and relating to the Acquisition.

(xi)	Employees.

(1)	Schedule H lists all the Company Employees and independent contractors of the Company who are receiving remuneration for work or services provided to the Company or its Subsidiaries.

(2)	Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, there are no claims, complaints, investigations, orders, audits or proceedings outstanding or, to the Company’s Knowledge, pending or threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former Company Employee, any applicant for employment, any independent contractor or other service provider to the Company or any Subsidiary, or Governmental Entity, or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, unfair labor practices, harassment, retaliation, equal pay, wages and hours, work conditions, privacy, health and safety, overtime compensation, unemployment insurance, workers’ compensation insurance, or any other employment related matter, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment or services relationship nor have there been any requests of or notifications related to any such Legal Proceedings, including any audits or investigations, from any Governmental Entity.

(xii)	Compliance with Laws; Licenses.

(1)	The Company and each of its Subsidiaries is, and has been, in compliance in all material respects with Law (apart from the Controlled Substances Act as it applies to marijuana). To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, except for such investigations or reviews the outcome of which would not be material to the Company and its Subsidiaries (taken as a whole) or prevent the consummation of the Acquisition.

(2)	Each of the Company and its Subsidiaries has obtained and is in material compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (the "Licenses") necessary to conduct its business as it is presently conducted. The operation of the business of the Company and its Subsidiaries as presently conducted is not, and has not been, in violation of, nor is the Company or its Subsidiaries in material default or violation under, any License, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation of any material term, condition or provision of any License, and to the Company’s Knowledge, no Person has threatened to revoke, amend or impose any condition in respect of, or to the Company’s Knowledge, commenced proceedings to revoke, amend or impose conditions in respect of, any License.

(3)	Since November 19, 2018, the Company and its Subsidiaries (A) have at all times been in compliance in all material respects with all applicable Laws (including any Laws relating in whole or in part to health and safety, the environment and/or controlled sub-stances, fee-splitting, kickbacks, corporate practice of medicine, disclosure of owner-ship, related party requirements, survey, certification, licensing, civil monetary penalties, self-referrals, privacy and/or security of personal health information and breach notification requirements concerning personal health information) (collectively, "Applicable Healthcare Laws") (apart from the Controlled Substances Act as it applies to marijuana); (B) have not received any correspondence or written notice from any Governmental Entity alleging or asserting material non-compliance with any Applicable Healthcare Laws or any Licenses required by any such Applicable Healthcare Laws; (C) have not received written notice of any pending or threatened claim, suit, proceeding, charge, hearing, enforcement, audit, inspection, investigation, arbitration or other action from any Governmental Entity or third party (i) alleging that any operation or activity of the Company, the Subsidiaries or any of their directors, officers and/or employees is in material violation of any Applicable Healthcare Laws or Licenses required by any such Applicable Healthcare Laws, or (ii) that seek the revocation, cancellation or adverse modification of any License; and (D) either directly has, or indirectly on its behalf has, filed, declared, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Healthcare Laws or Licenses required by any such Applicable Healthcare Laws in order to keep all Licenses in good standing, valid and in full force, and all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

(4)	No Regulatory Authority is presently alleging or asserting, or, to the Company’s knowledge, threatening to allege or assert, material non- compliance with any applicable legal requirement or registration in respect of the Company’s products.

(5)	Since November 19, 2018, the Company and its Subsidiaries have engaged in reasonable commercial testing of its products with sufficient regularity to ensure material compliance with applicable Laws.

(6)	Neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity alleging a defect or claim in respect of any products supplied or sold by the Company or any of its Subsidiaries to a customer and, to the Company’s Knowledge, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications that are required to be made by the Company or any of its Subsidiaries in respect of any products supplied or sold by the Company or any of its Subsidiaries.

(xiii)	Privacy Laws.

(1)	The Company has substantially complied at all times, in all material respects, with all Privacy Laws in connection with the collection, use and disclosure of Personal Information by the Company.

(2)	The Company has not received any written complaint from any Person relating to the Company’s collection, use, disclosure and protection of Personal Information and to the Company’s Knowledge, the Company is not the subject of an investigation, audit or inspection carried out by or on behalf of a Governmental Entity.

(xiv)	Products and Inventories. The Inventories: (i) are of a quality in conformity in all material respects with the warranties given by the Company or any of its Subsidiaries pursuant to supply Contracts or any other Contracts to which they are a party, (ii) are of a quality in conformity in all material respects with industry standards, (iii) are not currently the subject of a voluntary recall by the Company or any of its Subsidiaries, by the manufacturer or distributor of the Inventories or any Governmental Entity, and to the Company’s Knowledge, there is no threat of any such recall, (iv) with respect to the portion of the Inventories consisting of finished products, are Saleable, (v) with respect to the portion of the Inventories consisting of raw materials and work-in-progress, is of a quality usable in the production of finished products, and (vi) since November 19, 2018, except for minor amounts of inventory that did not meet the Company's shelf-life standard and were written off, have been manufactured and produced in accordance, in all material respects with, and meet all material requirements of, applicable Law, and meet the material specifications in all Contracts, with customers of the Company relating to the sale of such products, in each case, except to the extent written off or written down to fair market value or for which adequate reserves have been established. All Inventories are owned by the Company free and clear of all Encumbrances other than Permitted Encumbrances, and no Inventories are held on a consignment basis from others. The level of Inventories is consistent with the level of inventories that has been maintained in the operation of SB's business prior to the date hereof in accordance with the operation of the Business in the Ordinary Course. Without limiting the generality of this Section 11(a)(xiv), all products previously or currently produced, distributed or sold by, and all services provided by, the Company have been produced, packaged, labeled, advertised, distributed and sold (or in the cases of services, provided) in accordance with and meet all material requirements of, applicable Law, in all material respects, and meet the material specifications in all Contracts with customers of the Company relating to the sale of such products in the Ordinary Course, (x) there have been no material claims against the Company pursuant to any product warranty or with respect to the production, distribution or sale of defective or inferior products or with respect to any warnings or instructions concerning such products, and (y) there have been no recalls regarding any of the products produced, distributed or sold by the Company or any its Subsidiaries, and, to the Company’s Knowledge, there are no grounds for any such recall.

(xv)	Company Material Contracts.

(1)	Except for this Agreement, Schedule H sets forth a true and complete list of the following Contracts to which the Company or its Subsidiaries is a party or to which it is bound:

a.	any Contract that is reasonably likely to require either annual payments to or from the Company and its Subsidiaries of more than $150,000;

b.	any partnership, joint venture, strategic alliance, or an arrangement for the sharing of profits or proprietary information or other similar agreement or arrangement that is material to the business of the Company or any of its Subsidiaries and that relates to the formation, creation, operation, management or control of any partnership, joint venture, strategic alliance, or sharing of profits or proprietary information material to the business of the Company or any of its Subsidiaries or in which the Company or any of its Subsidiaries owns more than a five per-cent voting, economic or other membership or partnership interest, or any interest valued at more than $150,000 without regard to percentage voting or economic interest;

c.	any Contract (other than solely among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property owned by the Company, in either case, whether incurred, assumed, guaranteed or secured by any asset, in excess of $150,000;

d.	any Contract that: (A) limits in any material respect either the type of business in which the Company or any of its Subsidiaries (or, after the Acquisition Effective Time, the Optionee or any of its Subsidiaries) may engage or the manner or geographic areas in which any of them may so engage in any business; (B) stipulates covenants of any other person not to compete with the Company or any of its Subsidiaries (or, after the Acquisition Effective Time, the Optionee or any of its Subsidiaries) in any type of business or in any geographical area; (C) could require the disposition of any material assets or line of business of the Company or any of its Subsidiaries or, after the Acquisition Effective Time, the Optionee or any of its Subsidiaries; or (D) includes "take or pay" requirements or similar provisions obligating a Person to obtain a minimum quantity of goods or services from another Person, except as would not be material to the Company and its Subsidiaries (taken as a whole);

e.	any Contract between the Company or any of its Subsidiaries, on the one hand, and (A) any current or former director or Founder, (B) current or former chairman, chief executive officer, president, secretary, treasurer or any senior vice-president of the Company, (C) any Person beneficially owning one percent or more of the number or the voting power attached to the issued and outstanding Shares, on the other hand, or (D) an affiliate of any such Person listed in clause (A) - (C) above;

f.	any Contract that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any of its Subsidiaries to sell, transfer, pledge or otherwise dispose of any material assets or businesses;

g.	any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $150,000;

h.	any Contract for the employment of, or receipt of any services from any Company Employee providing for annual cash base salary or wage or consulting fees (excluding, for the avoidance of doubt, variable compensation) in excess of $150,000;

i.	any employment or consulting Contract which provides for change in control entitlements, or active retention payments in connection with a change of control in excess of $50,000;

j.	any Contract with any independent contractors of the Company or any of its Subsidiaries or other Persons that have provided intellectual property or other proprietary information development services to the Company;

k.	any collective bargaining agreement or similar Contract with any labour union, works council, labour organization, economic committee, or other employee representative body applicable to any Company Employee;

l.	any Contract that contains a change of control provision that modifies the rights of any party to such Contract or requires consent of a party thereto in connection with the transactions contemplated by the Agreement;

m.	any Contracts pursuant to which (A) the Company or any of its Subsidiaries is granted by any other Person, or grants to any other Person, any license or other right to use, or a covenant not to sue with respect to, or assigns to any Person, or is assigned by any Person, any intellectual property rights (other than shrink wrap agreements for off-the-shelf software), or (B) any research or development activities are conducted with respect to any of the Company or any of its Subsidiaries products and services or any intellectual property rights of the Company or any of its Subsidiaries;

(each such Contract described in the foregoing clauses (a) through (m), is referred to herein as a "Company Material Contract").

(2)	Each of the Company Material Contracts is legal, valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Company’s Knowledge, each other party there-to, and is in full force and effect and is enforceable by the Company or any of its Subsidiaries, as applicable, in accordance with its terms (subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally, and to principles of equity), and, except as disclosed in Schedule H hereto (including, but not limited to, all such Material Contracts on Schedule H designated as with a Founder or Founder Related Party), is the product of fair and arms’ length negotiations between each of the parties to such Company Material Contracts.

(3)	The Company and each of its Subsidiaries have performed, in all material respects, all respective obligations required to be performed by them to date under the Company Material Contracts of the Company and there is no material default under any such Company Material Contracts by the Company or any of its Subsidiaries, and to the Company’s Knowledge, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or its Subsidiaries, and to the Company’s Knowledge, any other party thereto.

(4)	The Company has not received notice (whether written or oral) that any party to a Company Material Contract of the Company intends to cancel, terminate or otherwise materially modify or not renew its relationship with the Company or any of its Subsidiaries and to the Company’s Knowledge, no such action has been threatened.

(5)	No party to a Company Material Contract is entitled to terminate or amend any material term of such Company Material Contract in connection with or as a result of, or is otherwise entitled to a payment in connection with the completion of the transactions contemplated by this Agreement and the Acquisition.

(6)	Complete and correct copies of each Company Material Contract have been made available to the Optionee prior to the date hereof.

(xvi)	Real and Personal Property. Neither the Company nor its Subsidiaries own any real property or hold an ownership interest in any real property.

(xvii)	Leased Property. The Company does not lease any property.

(xviii)	Sufficiency of Assets. The Company and its Subsidiaries have valid, good and marketable title to all personal property owned by them, free and clear of all Encumbrances other than Permitted Encumbrances. The assets and property owned, leased or licensed by the Company and its Subsidiaries are sufficient, in all material respects, for conducting the business of the Company as currently conducted in the Ordinary Course, [***].

(xix)	Environmental Matters. To the Company’s Knowledge, the Company and its Subsidiaries have at all times complied in all material respects with all applicable Environmental Laws.

(xx)	Taxes.

(1)	The Company and each of its Subsidiaries:

a.	have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects [***];

b.	have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, independent contractor, creditor or third party; and

c.	have withheld from each payment made to any Person, and charged, collected and remitted in respect of every sale, supply and delivery, all Taxes required under applicable Law,

except in each case as would not be material to the Company or its Subsidiaries (taken as a whole). Neither the Company nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, except as would not be material to the Company or its Subsidiaries (taken as a whole).

(2)	There are no outstanding or, to the Company’s Knowledge, pending, or threatened in writing, audits, examinations, investigations, proposed adjustments, assessments, reassessments, appeals, or other Tax-related proceedings with respect to the Company or any of its Subsidiaries.

(3)	There are no Encumbrances on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(4)	The Company and each of its Subsidiaries have made adequate and sufficient accruals for material Taxes on the Company Financial Statements in accordance with GAAP, with respect to any taxable period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing as of the date of the filing of such financial statements.

(5)	The Company has not received any written claim made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(6)	Neither the Company nor any of its Subsidiaries (i) has been a United States real property holding corporation under Section 897(c)(2) of the Code at any time, (ii) is a party to or bound by, or has any obligation or liability under, any Tax sharing, Tax indemnity, Tax allocation or similar contract or agreement, or (iii) to the Company’s Knowledge, is a party to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for U.S. federal income Tax purposes.

(xxi)	Insurance. The Company and each of its Subsidiaries are insured by the policies of insurance, all of which are provided by third party insurers with reasonable and prudent policies appropriate for the size and nature of the business of the Company and its Subsidiaries, taken as a whole (except that the Company has no auto coverage as it does not lease or own any vehicles). All material insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, no written notice of cancellation has been received, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any of the insured parties thereunder. To the Company’s Knowledge, there is no claim pending under any insurance policy of the Company or its Subsidiaries that has been denied, rejected, questioned or disputed by any insurer or as to which any insurer has made any reservation of rights or refused to cover all or any material portion of such claims.

(xxii)	Intellectual Property. Other than as disclosed in Schedule H, the Company or one of its Subsidiaries owns all rights, title and interests in all Intellectual Property Rights necessary and sufficient for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted, free and clear of Encumbrances.

(xxiii)	Related Party Transactions.

(1)	Except for compensation or other employment arrangements, and those matters described in Schedule H hereto, there are no currently effective or pending transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and (i) any past or present director or Founder, (ii) any past or present chairman, chief executive officer, president, secretary, treasurer or any senior vice-president of the Company, (iii) any Person beneficially owning one percent or more of the number or the voting power attached to the outstanding Shares, on the other hand, or (iv) any affiliate of such Persons listed in clause (i) - (iii) above.

(2)	Except as disclosed in Schedule H hereto, neither the Company nor any of its Subsidiaries is indebted to any past or present director, officer, employee or agent of, or independent contractor to, the Company or any of its Subsidiaries (except for amounts due in the Ordinary Course, including salaries, bonuses, director's fees, amounts owing under any contracting agreement with any such independent contractor or the reimbursement of expenses).

(xxiv)	Brokers and Finders. None of the Company, any of its Subsidiaries nor any of their respective officers, directors or employees (in their respective capacities as officers, directors or employees) has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders’ fees in connection with the Acquisition payable or owed by the Company, except to [***]

(xxv)	Anti-Corruption.

(1)	Neither SB nor any of its Subsidiaries have, nor to SB's Knowledge, have any of its or their respective directors, executives, officers, Representatives, agents or employees: (i) used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal or failed to disclose fully any contribution, in violation of any Law; (ii) used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any applicable Law of similar effect; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature;

(2)	the operations of SB and its Subsidiaries are and have been conducted at all times in compliance with applicable money laundering Laws and no action, suit or proceeding by or before any court of governmental authority or any arbitrator non-Governmental Entity involving SB or any of its Subsidiaries with respect to the Money Laundering Laws is pending, or to SB's Knowledge, threatened; and

(3)	neither SB nor any of its Subsidiaries nor, to SB's Knowledge, any director, officer, agent, employee, affiliate or other Person acting on behalf of SB or any of its Subsidiaries is currently the subject or target of any United States sanctions administered or enforced by Office of Foreign Assets Control ("OFAC") and SB has not lent, contributed or otherwise made available, directly or indirectly, any funds to any of its Subsidiaries, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any United States sanctions administered by OFAC.

(xxvi)	Company Minute Books. The minute books of the Company and the minute books of each of its Subsidiaries contain true, correct and, in all material respects, complete records of all meetings and accurately reflect, in all material respects, all corporate action of the Securityholders and board of directors (including committees thereof) of the Company and its Subsidiaries, including all issuances of shares, all grants of options, and all appointments and elections of directors.

(xxvii)	Power of Attorney. No Person holds a power of attorney to act with respect to the Company or its assets.

(b)	Representations and Warranties of the SB Securityholders

Each of the SB Securityholders hereby severally represents and warrants to the Optionee that:

(i)	such SB Securityholder is the registered and beneficial owner of the Shares and Convertible Securities listed in Schedule A or in the Joinder Agreement, with good and marketable title thereto, free and clear of all Encumbrances;

(ii)	such SB Securityholder has the full legal capacity and, if applicable, corporate power to enter into this Agreement and the Securities Purchase Agreement;

(iii)	such SB Securityholder has the full legal capacity and, if applicable, corporate power to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the actions and transactions contemplated in this Agreement and the Securities Purchase Agreement;

(iv)	this Agreement has been duly executed and delivered by such SB Securityholder and this Agreement constitutes a legal, valid and binding obligation of such SB Securityholder enforceable against such SB Securityholder in accordance with its terms;

(v)	upon execution on the Option Exercise Date, the Securities Purchase Agreement will be duly executed and delivered by such SB Securityholder and will constitute a legal, valid and binding obligation of such SB Securityholder enforceable against such SB Securityholder in accordance with its terms;

(vi)	neither the execution, nor delivery of this Agreement or the Securities Purchase Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with and fulfilment of the terms and provisions of this Agreement or the Securities Purchase Agreement will: conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any of the constating documents of such SB Securityholder (in the case of non-individual SB Securityholder) or any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which such SB Securityholder is a party or by which such SB Securityholder is bound;

(vii)	no consent, licence, approval, order or authorization of, or registration, filing or declaration with any Governmental Entity that has not been obtained or made by such SB Securityholders and no consent of any third party is required to be obtained by such SB Securityholders in connection with the execution, delivery and performance by such SB Securityholders of this Agreement or the Securities Purchase Agreement or the consummation of the transactions contemplated hereby or thereby;

(viii)	there are no material civil, quasi-criminal, criminal or administrative Actions, investigations, claims or other proceedings, outstanding or to such SB Securityholder's knowledge, pending or threatened, against such SB Securityholders, and to such SB Securityholder's knowledge, no event has occurred or state of fact exists, which would reasonably be expected to give rise to any such Action, investigation, claim or other proceeding against such SB Securityholder, which would prevent such SB Securityholder from entering into this Agreement or the Securities Purchase Agreement, if applicable, and granting the Option pursuant to the terms hereof, or prevent or unduly delay such SB Securityholder in transferring its Shares or Convertible Securities of SB in accordance with the terms hereof;

(ix)	such SB Securityholder is not a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity that restricts in any material respect the ability of such SB Securityholder to enter into this Agreement or the Securities Purchase Agreement and consummate the Acquisition contemplated herein; and

(x)	other than pursuant to Section 9 hereof, such SB Securityholder has not granted a power of attorney or proxy that remains effective to any Person with respect to all or any portion of the Shares or Convertible Securities.

(c)	Representations and Warranties of the Optionee

The Optionee hereby represents and warrants to SB and the SB Securityholders that:

(i)	the Optionee is a corporation incorporated and subsisting under the laws of the Province of British Columbia, has all requisite corporate power to own its properties and conduct its business as presently being conducted by it, and is registered or otherwise qualified to carry on business in all jurisdictions in which the nature of its assets or business makes such registration or qualification necessary or advisable;

(ii)	the Optionee has full legal capacity and corporate power to enter into this Agreement and the Securities Purchase Agreement and to take, perform or execute all proceedings, acts and instruments necessary or advisable to consummate the actions and transactions contemplated in this Agreement and the Securities Purchase Agreement; all necessary corporate action has been taken by or on the part of the Optionee to authorize its execution and delivery of this Agreement and the Securities Purchase Agreement, and the taking, performing or executing of such proceedings, acts and instruments as are necessary or advisable for consummating the actions and transactions contemplated in this Agreement and the Securities Purchase Agreement and for fulfilling its obligations hereunder and thereunder;

(iii)	this Agreement has been duly executed and delivered by the Optionee and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms;

(iv)	upon execution on the Option Exercise Date, the Securities Purchase Agreement will be duly executed and delivered by the Optionee and will constitute a legal, valid and binding obligation of it, enforceable against it in accordance with its terms; and

(v)	neither the execution nor delivery of this Agreement or the Securities Purchase Agreement, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with and fulfilment of the terms and provisions of this Agreement or the Securities Purchase Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under any of the constating documents of the Optionee or any instrument, agreement, mortgage, judgment, order, award, decree or other instrument or restriction to which the Optionee is a party of or by which it is bound.

12.	SURVIVAL

(a)	Regardless of whether the Option Exercise Notice is delivered and the Acquisition is completed:

(i)	the representations and warranties contained in Sections 11(a), 11(b) and 11(c) shall survive the execution of this Agreement and shall continue in full force and effect until the earlier of: (A) the exercise of the Option and the effectiveness of the Securities Purchase Agreement, and (B) 12 months following the Option Expiry Date; provided that the representations and warranties contained in Section 11(a)(xx) (Taxes) shall survive the execution of this Agreement and shall continue in full force and effect until the expiration of the applicable statute of limitations plus sixty (60) days;

(ii)	the covenants of each party contained in this Agreement will survive the Closing and, notwithstanding the Closing, will continue in full force and effect for the benefit of the other parties in accordance with the terms of this Agreement.

(b)	Any claim against a party based on fraud, intentional or fraudulent misrepresentation, willful misconduct, negligence or criminal activity, and the indemnities related thereto, shall survive indefinitely and not be limited by any limitation on damages hereunder.

13.	INDEMNIFICATION

(a)	Prior to the Option Exercise Date, SB and the Founders shall jointly and severally, and as of and after the Option Exercise Date, the Founders shall jointly and severally, indemnify and save harmless the Optionee, its affiliates and their respective directors, officers, servants, agents, advisors and employees (each, a "Buyer Indemnified Party") from and against all Damages suffered or incurred by them based upon, arising out of, with respect to, or by reason of:

(i)	any inaccuracy, misrepresentation or breach of any representation or warranty contained in Section 11(a) and/or (b) of this Agreement; and

(ii)	any breach or non-fulfillment of any covenant or agreement on the part of SB or any SB Securityholder contained in this Agreement (for clarity, Damages arising under Section 13(a)(i) above shall not be considered to arise under this Section 13(a)(ii)).

For purposes of determining (i) whether a breach of a representation or warranty contained in Section 11(a) or (b) exists for purposes of this Agreement, and (ii) the amount of any Liabilities in connection with such a breach for which a Buyer Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in Section 11(a) and (b) of this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words "material", "Material Adverse Effect", "in any material respect" and other uses of the word "material" or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty).

(b)	Each of the SB Securityholders shall severally indemnify and save harmless each Buyer Indemnified Party (and SB and the Founders) from and against all Damages suffered or incurred by them based upon, arising out of, with respect to, or by reason of:

(i)	any inaccuracy, misrepresentation or breach of any representation or warranty of such SB Securityholder contained in Section 11(b) of this Agreement; and

(ii)	any breach or non-fulfilment of any covenant or agreement on the part of such SB Securityholder contained in this Agreement (for clarity, Damages arising under Section 13(b)(i) above shall not be considered to arise under this Section 13(b)(ii)).

For purposes of determining (i) whether a breach of a representation or warranty contained in Section 11(b) exists for purposes of this Agreement, and (ii) the amount of any Liabilities in connection with such a breach for which a Buyer Indemnified Party is entitled to indemnification under this Agreement, each representation and warranty contained in Section 11(b) of this Agreement shall be read without giving effect to any qualification that is based on materiality, including the words "material", "Material Adverse Effect", "in any material respect" and other uses of the word "material" or words of similar meaning (and shall be treated as if such words were deleted from such representation or warranty). The aggregate amount of all Damages for which an SB Securityholder shall be liable to the Buyer Indemnified Party pursuant to Section 13(b) shall be limited to such SB Securityholder's pro-rata portion of the Damages, calculated on the basis of each SB Securityholder's pro-rata ownership of SB as of the Effective Date.

(c)	The Founders shall jointly and severally indemnify and save harmless each Buyer Indemnified Party from and against all CS Damages suffered or incurred by them as a result of, or arising in connection with or related in any manner whatsoever to the failure of any Shares or Convertible Securities of SB or its Subsidiaries to be transferred at the Acquisition Effective Time to the Optionee, free and clear of all Encumbrances (other than Encumbrances established by the Option).

(d)	Terms and Conditions of Indemnification.

(i)	Any Person making a claim for indemnification under this Section 13 (including any Third Party Claim) (the "Indemnified Party") must give the indemnifying party (the "Indemnifier") prompt written notice of such claim for Damages. Such notice shall describe in reasonable detail such claim and the nature and amount, or anticipated amount, of the Damages, to the extent that the nature and amount thereof are determinable at such time. The Indemnified Party’s failure to give prompt notice, however, shall not serve to eliminate, limit or reduce the Indemnified Party’s right to indemnification hereunder except to the extent such failure actually and materially prejudices the rights of the Indemnifier.

(ii)	The obligations of SB, the Founders and the SB Securityholders to indemnify pursuant to this Section 13 in respect of any Third Party Claim shall be subject to the following additional terms and conditions:

(1)	If the Indemnifier acknowledges its Liability for the Third Party Claim, the Indemnifier shall have the right to undertake, at its sole expense, by counsel of its own choosing reasonably satisfactory to the Indemnified Party, acting reasonably, the defense, compromise, and settlement of such claim unless (A) the Indemnifier fails to make reasonably adequate provision to satisfy the Indemnified Party of the Indemnifier’s ability to finance the defense and satisfy and discharge the claim, (B) the claim for indemnification relates to or arises in connection with any criminal Legal Proceeding; (C) the Indemnified Party reasonably believes an adverse determination with respect to the Legal Proceeding giving rise to such claim for indemnification would be materially detrimental to or materially injure the SB or the Indemnified Party's reputation or future business prospects; (D) the claim seeks an injunction or equitable relief against the Indemnified Party; or (E) the claimed indemnifications involves a dispute between SB, on the one hand, and one of its customers, suppliers, landlords or employees (in which case the Indemnified Party shall consult with the Indemnifier from time to time with respect to material developments regarding any such dispute) (the foregoing clauses (A) through (E), collectively, the "Litigation Conditions").

(2)	In the event that (A) the Indemnifier elects not to undertake such defense, (B) within thirty (30) days after notice of any such claim from the Indemnified Party, the Indemnifier shall fail to diligently defend such claim and to continue to diligently defend such claim, or (C) any of the Litigation Conditions applies, the Indemnified Party (upon further written notice to the Indemnifier) shall have the right to undertake the defense of such claim, compromise or settlement, by counsel or other Representatives of its own choosing, on behalf of, at the expense of and for the account and risk of the Indemnifier.

(3)	Notwithstanding anything in this Section 13(d) to the contrary, if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments: (i) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim; (ii) the Indemnifier shall not, without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to entry of any judgment; and (iii) in the event that the Indemnifier undertakes the defense of any claim, the Indemnified Party by counsel or other Representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifier and its counsel or other Representatives concerning such claim and the Indemnifier and the Indemnified Party and their respective counsel or other Representatives shall reasonably cooperate with respect to such claim and shall provide such information as the Indemnified Party reasonably requests, in each case, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

(iii)	Once Damages are agreed to by the Indemnifier or finally adjudicated to be payable under this Section 13(d), the Indemnifier shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Any payment made in respect of indemnification under this Agreement shall be treated for all purposes, and shall constitute, an adjustment to the Purchase Price, as adjusted pursuant to the terms of this Agreement, except where otherwise required by Applicable Law.

(iv)	If the amount of Damages incurred by an Indemnified Party at any time subsequent to the making of an indemnity payment is reduced by any recovery, settlement or otherwise under any insurance coverage or under any claim, recovery, settlement or payment by or against any other Person actually received by an Indemnified Party, the Indemnified Party shall promptly repay to the Indemnifier the amount of the reduction (less any reasonable costs and expenses (including Taxes)). Each Indemnified Party shall use commercially reasonable efforts to recover from insurance policies in respect of any such Damages.

(v)	The Parties will cooperate fully with each other in connection with the defense of any Third Party Claim.

(vi)	Notwithstanding anything to the contrary in this Section 13(d), this Section 13(d)(vi) will control any audit, inquiry, assessment, action or other similar event relating to Taxes of SB. The Representing Person, on behalf of the Founders, has the right to represent SB's interests before the relevant Governmental Entity with respect to any audit, inquiry, assessment, action or other similar event relating to a taxation year or other fiscal period of SB that ends prior to or on the Acquisition Effective Time (a "Tax Matter") and has the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter at the Founders' sole expense, including employment of counsel and experts reasonably satisfactory to the Optionee. The Optionee shall provide prompt notice to the Representing Person, on behalf of the Founders, of any inquiries made by any Governmental Entity (including any proposed or actual assessments or reassessments) to the extent that the subject matter thereof would reasonably be expected to give rise to Taxes for which the Founders may be liable under this Agreement. The Representing Person and the Optionee shall forthwith advise the Optionee or Representing Person, respectively, of the substance of any such inquiries or discussions received or undertaken and provide the Representing Person or the Optionee, as applicable, with copies of any written communications from any Governmental Entity relating to such inquiries or discussions. The Optionee shall provide the Founders with such cooperation, documentation, personnel and information as they reasonably may request in connection with undertaking any Tax Matter, but at the expense of Founders with respect to any out of pocket expenses incurred. The Optionee shall have the right to participate in the negotiation, settlement or defense of any Tax Matter at its own expense. To the extent that it would impact the Optionee, the Representing Person or the Founders shall not settle, compromise or dispose of any such Tax Matter without the consent of the Optionee, which consent shall not be unreasonably withheld. Notwithstanding anything to the contrary in this Agreement, after the Acquisition Effective Time, any Tax Matter shall be governed by Section 10.2(f) of the Securities Purchase Agreement.

(e)	Certain Limitations

(i)	Except for in respect to Non-Limited Liabilities, the indemnification provided for in Section 13(a)(i) and Section 13(b)(i) shall be subject to the following limitations:

(1)	the aggregate amount of all Damages for which SB, the Founders and/or the SB Securityholders shall be liable under Section 13(a)(i) and Section 13(b)(i) shall not exceed the amount of the Initial Payment plus, if the Option Expiry Date is extended in accordance with Section 2(e), the Option Extension Payment; and

(2)	SB and/or the Founders shall not be liable under Section 13(a)(i) for the first total of Damages equal to $75,000; and

(3)	the SB Securityholders shall not be liable under Section 13(b)(i) for the first total of Damages equal to $20,000.

(ii)	Notwithstanding the foregoing, the limitations set forth in Section 13(e)(i) shall not apply to Damages based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 11(a)(i) (Organization, Good Standing and Qualification), 11(a)(ii) (Capital Structure), 11(a)(iii) (Corporate Authority; Approval), 11(a)(iv) (Governmental Filings; No Violations; Etc.), 11(a)(v) (Securities Laws), 11(a)(xii) (Compliance with Laws; Licenses), 11(a)(xix) (Environmental Matters), 11(a)(xx) (Taxes), 11(a)(xxiv) (Brokers and Finders), 11(a)(xxv) (Anti-Corruption) 11(a)(xxvii) (Power of Attorney), and 11(b) (Representations and Warranties of the SB Securityholders).

(iii)	Any provision herein notwithstanding, the sole and exclusive remedy of a Buyer Indemnified Party and/or Buyer Indemnified Parties, for monetary relief, in respect of or relating to this Agreement or a breach hereof shall be pursuant to this Section 13; provided, however, for clarity, this clause (iii) is not meant to limit any application for or issuance of injunctive relief, order for specific performance, or court-imposed penalty for contempt of court in connection with non-compliance with any such order.

14.	NOTICE

(a)	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, e-mailed or mailed postage prepaid by overnight courier to the addresses as set forth below or to such other address as may be given in writing by the Parties and shall be deemed to have been received, if delivered by hand, on the date of delivery; if e-mailed, on the Business Day next following the date of transmission; and if mailed by courier, when first signed for or not accepted; provided that if there shall be, between the time of mailing and the actual receipt of the notice, a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by mail, then the notice shall only be effective if actually delivered or e-mailed.

If to the SB Securityholders, to:	the addresses or email addresses listed on Schedule A
If to the Representing Person, to:	Jesse Stanley [***] Email: [***] and [***]
If to the Founders, to:	Jesse Stanley [***] Email: [***] and [***]
If to SB, to:	Stanley Brothers USA Holdings, Inc. 2545 W. 8th Avenue Denver, CO 80204 Attention: Jesse Stanley and Jaime Cahalan Email: [***] and [***]
In each case, with a copy, which shall not constitute notice, to:	Akabas & Sproule 488 Madison Ave, 11th Floor New York, New York 10022 Attention: Seth A. Akabas Email: SAkabas@akabas-sproule.com
If to the Optionee, to:	Charlotte's Web Holdings, Inc. 1600 Pearl Street, Suite 300 Boulder, CO 80302 Attention: Deanie Elsner, CEO Email: [***]
with a copy, which shall not constitute notice, to:	DLA Piper (Canada) LLP 1 First Canadian Place 100 King Street W, Suite 6000 Toronto, ON M5X 1E2 Attention: Jarrod Isfeld Email: jarrod.isfeld@dlapiper.com
15.	PUBLIC ANNOUNCEMENTS

(a)	Other than pursuant to Section 3(e) hereof, neither party shall make, or permit any Person to make, any public announcement, communication (each, an "Announcement") concerning this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed). The Parties shall consult together on the timing, contents and manner of release of any Announcement.

(b)	Where an Announcement is required by Law or any governmental or regulatory authority (including any relevant stock exchange), or by any court or other authority of competent jurisdiction, the party required to make the Announcement shall promptly notify the other party. The Parties shall make all reasonable attempts to agree on the contents of the Announcement before making it. If a party does not respond to a request for comments within 48 hours (excluding days that are not Business Days) or such shorter period of time as the requesting party has determined is necessary in the circumstances, acting reasonably and in good faith, the party making the disclosure shall be entitled to issue the disclosure without the input of the other Parties. The final text of the disclosure and the timing, manner and mode of release shall be the sole responsibility of the party issuing the disclosure.

(c)	If any of the Parties determines that it is required by Law or any governmental or regulatory authority (including any relevant stock exchange), or by any court or other authority of competent jurisdiction, to publish or disclose the text of this Agreement in accordance with such requirement, it shall promptly notify the other party, however, the timing of such disclosure shall be the sole responsibility of the party issuing the disclosure.

16.	GENERAL

(a)	Enurement; Assignment. This Agreement shall enure to the benefit of and be binding upon each of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. This Agreement and the rights and obligations under this Agreement are assignable or transferable by the Optionee without the prior written consent of the other Parties. Except with the prior written consent of the Optionee, SB and/or the SB Securityholders shall not assign or transfer this Agreement; provided that, for clarity, Shares may be transferred so long as the transferee executes a Joinder Agreement and complies with the provisions of this Agreement.

(b)	Independent Legal Advice. Each SB Securityholder acknowledges and confirms that such SB Securityholder has been given an opportunity to receive independent legal advice in connection with this Agreement and that such SB Securityholder has either received such advice or has waived the right to receive such advice and that, in either case, each SB Securityholder hereby confirms that such SB Securityholder fully appreciates and understands the terms of this Agreement.

(c)	Knowledge. Where any representation or warranty is expressly qualified by reference to the knowledge of SB, it means the actual knowledge, after due inquiry regarding the relevant matter, of the Founders, directors and senior officers of SB.

(d)	Governing Law. This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without giving effect to any applicable conflicts of law provisions.

(e)	Execution. This Agreement may be executed in as many counterparts as are necessary and all counterparts together shall constitute the Agreement. Facsimile and scanned or electronic signatures (including by way of electronic technology, including Docusign) shall and do hereby constitute valid approval of this Agreement.

(f)	Entire Agreement. This Agreement supersedes all other agreements, documents, writings and verbal understandings among the Parties relating to the subject matter hereof and represents the entire agreement between the Parties relating to the subject matter hereof.

(g)	Schedules. The schedules attached hereto are incorporated herein by reference and form an integral part of this Agreement.

(h)	Amendment. No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by the Optionee, SB and the Representing Person.

(i)	Further Assurances. Each of the Parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

(j)	Currency. All sums of money which are referred to in this Agreement are expressed in lawful money of the United States unless otherwise specified.

(k)	Waiver of Rights. Any waiver of any of the provisions of this Agreement will be binding only if it is in writing and signed by the Party to be bound by it, and only in the specific instance and for the specific purpose for which it has been given. The failure or delay of any Party in exercising any right under this Agreement will not operate as a waiver of that right. No single or partial exercise of any right will preclude any other or further exercise of that right or the exercise of any other right, and no waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar).

(l)	Time. Time shall be of the essence of this Agreement.

(m)	Time Periods. Unless otherwise specified, a period of days will be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period. If a period of time is to expire on any day that is not a Business Day, the period will be deemed to expire at 5:00 p.m. (Toronto time) on the next succeeding Business Day.

[The rest of this page is intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF the Parties hereto have hereunto executed and delivered this Agreement as of the day and year first above written.

CHARLOTTE'S WEB HOLDINGS, INC.

Per:	/s/ Adrienne Elsner
Name: Adrienne Elsner
Title: Chief Executive Officer

STANLEY BROTHERS USA HOLDINGS, INC

Per:	/s/ Jesse Stanley
Name: Jesse Stanley
Title: Chief Executive Officer

If SB Securityholder is not an individual:

NAME:

Per:
Name:
Title:

If SB Securityholder is an individual:

SIGNED, SEALED AND DELIVERED in the presence of:	) )
) )
(Signature)	) )
(Name)	) )	NAME:
(Address)	) )
(Occupation))

SCHEDULE A

LIST OF SB SECURITYHOLDERS

See attached.

SCHEDULE B

OPTION EXERCISE NOTICE

SCHEDULE C

PAYMENT INSTRUCTIONS

SCHEDULE D

SB WARRANT

See attached.

SCHEDULE E

PURCHASE PRICE CALCULATION

SCHEDULE F

JOINDER AGREEMENT

See attached.

SCHEDULE G

SECURITIES PURCHASE AGREEMENT

See attached.

SCHEDULE H

REPRESENTATIONS AND WARRANTIES DISCLOSURES

See attached.

SCHEDULE I

OPTION PAYMENT ALLOCATION

See attached.

SCHEDULE J

COMPANY FINANCIAL STATEMENTS

See attached.

EXECUTION VERSION

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO AMENDED AND RESTATED ARTICLES OF THE CORPORATION WHICH CONTAIN, AMONG OTHER THINGS, RESTRICTIONS ON THE RIGHT OF THE HOLDER HEREOF TO TRANSFER, SELL OR PLEDGE THE SECURITIES. A COPY OF THE ARTICLES ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

WARRANT CERTIFICATE TO PURCHASE SHARES

OF

STANLEY BROTHERS USA HOLDINGS, INC.

(A corporation incorporated under the laws of the State of Delaware)

WARRANT CERTIFICATE NO. 2021-01

Original Issue Date: March 2, 2021

THIS CERTIFIES THAT, in exchange for the agreements entered into hereunder, Charlotte's Web Holdings, Inc. of 1600 Pearl Street, Suite 300, Boulder, CO, 80302 (the "Holder"), being the registered holder of a warrant certificate (the "Warrant Certificate") of Stanley Brothers USA Holdings, Inc. (the "Corporation") is entitled, at any time, in whole or in part, prior to the Expiry Time (as hereinafter defined) to subscribe for and purchase such number of Class A Shares of the Corporation (the "Warrant Shares") of the Corporation as is equal to 10% (the "Percentage Factor") of the Issued Shares (as hereinafter defined) at the Exercise Price (as hereinafter defined), subject to adjustment as set out herein, by surrendering to the Corporation at its principal office, 251 Little Falls Drive, Wilmington, New Castle, DE, USA 19808, this Warrant Certificate, together with a completed and executed Subscription Form attached hereto, and payment in full for the Warrant Shares being purchased.

The Corporation shall treat the Holder as the absolute owner of this Warrant Certificate for all purposes and the Corporation shall not be affected by any notice or knowledge to the contrary. The Holder shall be entitled to the rights evidenced by this Warrant Certificate free from all equities and rights of set-off or counterclaim between the Corporation and the Holder or the original or any intermediate holder and all persons may act accordingly and the receipt by the Holder of the Warrant Shares issuable upon exercise hereof shall be a good discharge to the Corporation and the Corporation shall not be bound to inquire into the title of any such Holder.

1.	Definitions: In this Warrant Certificate, unless there is something in the subject matter or context inconsistent therewith, the following expressions shall have the following meanings, namely:

(a)	"Adjustment Period" means the period commencing on the date hereof and ending at the earlier of the Expiry Time or the exercise of this Warrant;

(b)	"Business Day" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in Toronto, Ontario are not open for business;

(c)	"Corporation" means Stanley Brothers USA Holdings, Inc., a corporation incorporated under the laws of the State of Delaware and its successors and assigns;

(d)	"Disputed Amounts" has the meaning ascribed thereto in Section 4(c)(iv);

(e)	"Excluded Issuance" has the meaning ascribed thereto in Section 3;

(f)	"Excluded Shares" means any Shares issued by the Corporation as part of an Excluded Issuance;

(g)	"Exercise Price" means C$0.001;

(h)	"Expiry Day" means 60 days after the expiration of the Holder's option dated the date hereof to acquire all of the outstanding Shares;

(i)	"Expiry Time" means 5:00 p.m. (Toronto time) on the Expiry Day;

(j)	"GAAP" means United States generally accepted accounting principles;

(k)	"Going Public Event" means a transaction (whether by way of initial public offering, reverse takeover, dividend or some other form of business combination or arrangement) that will result in the Corporation or a resulting issuer having securities that are listed on a nationally recognized public stock exchange;

(l)	"Holder" means the holder set forth on the first page hereof;

(m)	"In-The-Money" means, in respect of any securities convertible or exchangeable for Shares, the excess of the market value of the Corporation's shares (market value represented by the last issuance price of any issue of shares for gross consideration of not less than $2,000,000) over the exercise price of such security;

(n)	"Independent Accountant" has the meaning ascribed thereto in Section 4(c)(iv);

(o)	"Issued Share Statement" has the meaning ascribed thereto in Section 4(c)(i);

(p)	"Issued Shares" means the total number of Shares issued by the Corporation as of the date of exercise (assuming the conversion of all issued and outstanding Shares into the economic equivalent of the Corporation's Class A Shares), plus any securities convertible into or exchangeable for Shares that are In-The-Money as of the date of such determination and which have been granted or issued prior to the date of exercise after giving effect to the exercise by the Holder pursuant to this Warrant Certificate, and minus any Excluded Shares;

(q)	"Percentage Factor" means 10%;

(r)	"person" means an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator, or other legal representative, or any group or combination thereof or any other entity whatsoever;

(s)	"Resolution Period" has the meaning ascribed thereto in Section 4(c)(iii);

(t)	"Revenue" means revenue of the Corporation, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Corporation's most recent audited or reviewed financial statements;

(u)	"Review Period" has the meaning ascribed thereto in Section 4(c)(ii);

(v)	"Shares" means all classes of shares of the Corporation, as such shares are constituted on the date hereof, and as the same may be reorganized, reclassified or otherwise changed pursuant to any of the events set out in Section 12 hereof;

(w)	"Statement of Objections" has the meaning ascribed thereto in Section 4(c)(iii);

(x)	"United States" means the United States of America, its territories and possessions, any state of the United States and the District of Colombia;

(y)	"U.S. Person" means a "U.S. person" as that term is defined in Regulation S under the U.S. Securities Act;

(z)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended;

(aa)	"Warrant Certificate" means this certificate, together with any duly issued replacement or substitution therefor; and

(bb)	"Warrant Shares" means the Shares of the Corporation issuable upon the exercise of this Warrant Certificate.

2.	Expiry Time: At the Expiry Time, all rights under this Warrant Certificate, in respect of which the right of subscription and purchase herein provided for shall not theretofore have been exercised, shall expire and be of no further force and effect, and this Warrant Certificate shall be void and of no further value or effect.

3.	Excluded Issuances: Any issuance of Shares by the Corporation to an arm's length person in connection with a financing transaction will be considered an "Excluded Issuance" if the Corporation provides the Holder with: (i) at least 10 days' advance written notice of the issuance, and (ii) subject to adjustment pursuant to Section 4(c), confirmation that the Corporation's Revenue for the trailing twelve months prior to the anticipated closing date of such issuance is above USD$100,000,000.

4.	Exercise Procedure:

(a)	The Holder may exercise the right to subscribe and purchase the Percentage Factor of Issued Shares herein provided for by delivering to the Corporation at any time prior to the Expiry Time at its principal office this Warrant Certificate, with the Subscription Form attached hereto duly completed and executed by the Holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Corporation, together with a certified cheque or bank draft payable to or to the order of the Corporation in an amount equal to the Exercise Price.

(b)	Upon such delivery as aforesaid, the Corporation shall cause to be issued to the Holder the Warrant Shares subscribed for and the Holder shall become a shareholder of the Corporation in respect of the Warrant Shares subscribed for with effect from the date of such delivery and shall be entitled to delivery of certificates evidencing the Warrant Shares and the Corporation shall cause such certificates to be delivered to the Holder at the address or addresses specified in such Subscription Form as soon as practicable, and in any event within three Business Days of such delivery.

(c)	Adjustment to Number of Warrant Shares issued upon Exercise:

(i)	Following the Holder's exercise of this Warrant, the Corporation shall, concurrently with delivery of the Warrant Shares to the Holder, deliver to the Holder a statement (the "Issued Share Statement") setting out the Corporation's calculation of the Issued Shares, and including all revenue calculations used in determining any Excluded Issuances.

(ii)	The Holder shall have 60 Business Days (the "Review Period") to review the Issued Share Statement. During the Review Period, the Holder, its representatives and accountants shall have full access to the books and records of the Corporation and working papers prepared by the Corporation and the Corporation's accountant to the extent that they relate to the Issued Share Statement, and to such historical financial information relating to the Issued Share Statement as the Holder may reasonably request for the purpose of reviewing the Issued Share Statement, and to prepare a Statement of Objections; provided that such access shall be in a manner that does not interfere with the normal business operations of the Corporation.

(iii)	On or before the last day of the Review Period, the Holder may object to the Issued Share Statement by delivering to the Corporation a written statement setting forth the Holder's objections in reasonable detail (to the extent possible), indicating each disputed item or amount and the basis for disagreement therewith (the "Statement of Objections"). If the Holder fails to deliver the Statement of Objections before the expiration of the Review Period, the Issued Share Statement shall be deemed to have been accepted by the Holder. If the Holder delivers the Statement of Objections before the expiration of the Review Period, the Holder and the Corporation shall negotiate to resolve such objections within 30 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, Section 4(c)(vi) shall apply.

(iv)	If the Holder and the Corporation fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts") shall be submitted for resolution to the office of KPMG US LLP or, if KPMG US LLP is unable to serve, the Holder and the Corporation shall appoint by mutual agreement the office of an impartial, nationally recognized firm of independent chartered professional accountants other than the Holder's or the Corporation's accountant (in either case, the "Independent Accountant") who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Issued Share Statement. The parties agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties. The fees and expenses of the Independent Accountant shall be paid equally by the Corporation and the Holder.

(v)	The Independent Accountant shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after its engagement. The Independent Accountant's determination of the Issued Share Statement shall be binding on the Corporation and Holder.

(vi)	Following determination of the Issued Share Statement pursuant to this Section 4(c), the Holder may exercise the right to subscribe and purchase such number of additional Warrant Shares at the Exercise Price as may be determined by the Issued Share Statement, by following the procedure in Sections 4(a) and 4(b).

5.	Legends on Certificates: Unless the Holder has furnished an opinion of counsel of recognized standing in form and substance satisfactory to the Corporation that a legend to follow is not necessary, if determined to be necessary by counsel for the Corporation, the certificates representing the Warrant Shares issued upon the exercise of this Warrant Certificate shall bear the following legend:

THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO AMENDED AND RESTATED ARTICLES OF THE CORPORATION WHICH CONTAIN, AMONG OTHER THINGS, RESTRICTIONS ON THE RIGHT OF THE HOLDER HEREOF TO TRANSFER, SELL OR PLEDGE THE SECURITIES. A COPY OF THE ARTICLES ARE ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION.

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE CORPORATION, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

6.	Partial Exercise: The Holder may subscribe for and purchase Warrant Shares less than the Holder’s full entitlement herein. In the event of any such subscription and purchase of Warrant Shares prior to the Expiry Time, the Corporation shall return to the Holder this Warrant Certificate with the relevant notations on Exhibit A to indicate the number of Warrant Shares subscribed for and purchased by the Holder and the Holder’s entitlement to additional Warrant Shares after giving effect to the exercise.

7.	No Fractional Shares: Notwithstanding any adjustments provided for in Section 12 hereof or otherwise, the Corporation shall not be required upon the exercise of this Warrant Certificate to issue fractional Warrant Shares in satisfaction of its obligations hereunder and, in any such case, the number of Warrant Shares issuable upon the exercise of this Warrant Certificate shall be rounded down to the nearest whole number, without payment or compensation in lieu thereof.

8.	Transfer of Warrant Certificate: Subject to compliance by the Holder with any applicable resale restrictions and any other applicable laws and regulatory requirements, the Corporation acknowledges and agrees that this Warrant Certificate may be assigned or transferred by the Holder at the Holder's option, in whole or in part. It is the sole responsibility of the Holder to ensure that all such restrictions, laws and regulatory requirements have been observed. The Corporation shall issue and mail, as soon as practicable, and in any event within five (5) Business Days of receipt of this Warrant Certificate, together with a duly completed and executed Transfer Form attached hereto, a new Warrant Certificate or Warrant Certificates (with or without legends as may be appropriate) registered in the name of the transferee or as the transferee may direct and shall take all other necessary actions to effect the transfer as directed. The Corporation reserves the right to require evidence, to its sole reasonable satisfaction, of compliance with all applicable securities laws prior to giving effect to any assignment or transfer of this Warrant Certificate.

9.	Not a Shareholder and Ranking: Nothing in this Warrant Certificate shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Corporation (including any right to vote at, receive notice of, or attend meetings of shareholders or the right to receive dividends or other distributions of the Corporation).

10.	No Obligation to Purchase: Nothing herein contained or done pursuant hereto shall obligate the Holder to subscribe for or the Corporation to issue any shares except those Warrant Shares in respect of which the Holder shall have exercised its right to purchase hereunder in the manner provided herein.

11.	Covenants:

(a)	The Corporation covenants and agrees that so long as this Warrant Certificate remains outstanding, it shall allot and reserve and there shall remain unissued out of its authorized capital a sufficient number of Warrant Shares to satisfy the right of purchase provided for herein and upon due exercise of this Warrant Certificate and the Corporation will cause the Warrant Shares subscribed for and purchased in the manner herein provided to be issued and delivered as directed and such Warrant Shares shall be issued as fully paid and non-assessable Shares.

(b)	The Corporation covenants and agrees that until the Expiry Time, while this Warrant Certificate shall be outstanding, the Corporation shall use its commercially reasonable efforts to (i) preserve and maintain its corporate existence; (ii) upon the completion of a Going Public Event, cause the Corporation to maintain its status as a "reporting issuer" (or the equivalent thereof) not in default of the requirements of applicable securities laws in the jurisdictions in which the Corporation thereby or thereafter becomes a "reporting issuer"; (iii) prior to or contemporaneous with the completion of a Going Public Event cause any successor public company to sign a deed of accession pursuant to which such successor public company agrees to be bound by the terms hereof; and (iv) following the Going Public Event, cause the Corporation to maintain the listing of the Shares (including the Warrant Shares issuable from time to time) for trading on such stock exchange and comply with the rules and policies of such stock exchange; provided that this covenant shall not prevent the Corporation from completing any transaction which would result in the Corporation to cease its corporate existence, the Corporation ceasing to be a "reporting issuer" or the Shares ceasing to be so listed, respectively, so long as the holders of Shares receive securities of an entity which is listed on a nationally recognized stock exchange or cash, or the holders of Shares have approved the transaction in accordance with the requirements of applicable corporate and securities laws and stock exchange rules and policies and, for certainty, provided that this covenant is subject to the obligations of the directors to comply with their fiduciary duties to the Corporation.

(c)	If the issuance of the Warrant Shares upon the exercise of this Warrant Certificate requires any filing or registration with or approval of any securities regulatory authority or other governmental authority or compliance with any other requirement under any law before such securities may be validly issued (other than the filing of a prospectus or similar disclosure document), the Corporation covenants and agrees to take such actions as may be reasonably necessary to secure such filing, registration, approval or compliance, as the case may be.

(d)	The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, documents, deeds and assurances in law as may be reasonably required for the better accomplishing and effecting of the intentions and provisions of this Warrant Certificate.

(e)	The Corporation shall, in advance of making, or any of its Affiliates making, a public announcement concerning this Warrant Certificate or the matters contemplated herein to a stock exchange or as otherwise required by applicable law, advise the Holder of the text of the proposed public announcement and, to the extent legally permitted, obtain the consent of the Holder prior to making any public announcement after providing the Holder with a reasonable opportunity to comment on the content thereof.

12.	Adjustments:

(a)	Adjustment: The rights of the Holder, including the Percentage Factor and the Exercise Price, will be adjusted from time to time in the events and in the manner provided in, and in accordance with the provisions of, this Section. The purpose and intent of the adjustments provided for in this Section is to ensure that the rights and obligations of the Holder are neither diminished nor enhanced as a result of any of the events set forth in this Section. Accordingly, the provisions of this Section shall be interpreted and applied in accordance with such purpose and intent.

(b)	Reclassifications: If and whenever at any time during the Adjustment Period, there is (A) any reclassification of, or redesignation of or amendment to the outstanding Shares, any change or exchange of the Shares into other shares or securities or any other reorganization of the Corporation, (B) any consolidation, amalgamation, arrangement, merger or other form of business combination of the Corporation with or into any other corporation or entity resulting in any reclassification of, or redesignation of or amendment to the outstanding Shares, any change or exchange of the Shares into other shares or securities or any other reorganization of the Corporation, or (C) any sale, lease, exchange or transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity, then, in each such event, the Holder of this Warrant Certificate which is thereafter exercised shall be entitled to receive, and shall accept, in lieu of the percentage of Warrant Shares to which such Holder was theretofore entitled upon such exercise, a percentage of the shares or other securities or property which such Holder would have been entitled to receive as a result of such event as if, on the effective date or record date thereof, such Holder had been the registered holder of the number of Warrant Shares to which such Holder was theretofore entitled upon such exercise. For clarity: (i) if there is an event identified in A hereof, the Percentage Factor shall remain unchanged however the nature of the Shares shall change (and "as if issued shares" shall still be counted) and the Exercise Price shall not change; (ii) if there is an event identified in B hereof, and referenced as a consolidation, reclassification or redesignation or amendment or change or exchange or other reorganization, the Percentage Factor shall remain unchanged, however the nature of the Shares shall change (and "as if issued shares" shall still be counted) and the Exercise Price shall not change; (iii) if there is an amalgamation, arrangement, merger or other form of business combination, the Percentage Factor shall be changed such that it shall be reflective of the percentage of the shares held by the shareholders of the Corporation immediately after the operative event (for example purposes, if shareholders of the Corporation post combination hold 60% of the issued shares; the Percentage Factor shall be reduced to 10 multiplied by 60%) and the Exercise Price shall not change; and (iv) if there is an event identified in C hereof, the Holder shall be entitled to receive the same consideration received by the other shareholders of the Corporation as if the Holder had acquired the Warrant Shares (and "as if issued shares" shall not be counted) and the Exercise Price shall not change. If necessary as a result of any such event, appropriate adjustments will be made in the application of the provisions set forth in this subsection with respect to the rights and interests thereafter of the Holder of this Warrant Certificate to the end that the provisions set forth in this subsection will thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares or other securities or property thereafter deliverable upon the exercise of this Warrant Certificate. Any such adjustments will be made by and set forth in an instrument supplemental hereto approved by the directors, acting reasonably, and shall for all purposes be conclusively deemed to be an appropriate adjustment.

13.	Rules Regarding Calculation of Adjustment:

(a)	The adjustments provided for in Section 12 hereof are cumulative and will be made successively whenever an event referred to therein occurs, subject to the following subsections of this Section 13.

(b)	If at any time a question or dispute arises with respect to adjustments provided for in Section 12 hereof, such question or dispute will be conclusively determined by the auditor of the Corporation or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action of the directors of the Corporation and any such determination, absent manifest error, will be binding upon the Corporation and the Holder. The Corporation will provide such auditor or chartered accountant with access to all necessary records of the Corporation.

(c)	In case the Corporation after the date of issuance of this Warrant Certificate takes any action affecting the Shares, other than an action described in Section 12 hereof, which in the opinion of the board of directors of the Corporation would materially affect the rights of the Holder, the Percentage Factor will be adjusted in such manner, if any, and at such time, by action of the directors of the Corporation in their sole discretion, acting reasonably and in good faith, but subject in all cases to any necessary regulatory approval. Failure of the taking of action by the directors of the Corporation so as to provide for an adjustment on or prior to the effective date of any action by the Corporation affecting the Shares will be conclusive evidence that the board of directors of the Corporation has determined that it is equitable to make no adjustment in the circumstances.

(d)	In the absence of a resolution of the directors of the Corporation fixing a record date for any event which would require any adjustment to the Warrant Shares issuable pursuant this Warrant Certificate, the Corporation will be deemed to have fixed as the record date therefor the date on which the event is effected.

(e)	As a condition precedent to the taking of any action which would require any adjustment to the Warrant Shares issuable pursuant to this Warrant Certificate, the Corporation shall take any corporate action which may be necessary in order that the Corporation or any successor to the Corporation or successor to the undertaking or assets of the Corporation have unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares or other securities which the Holder is entitled to receive on the full exercise thereof in accordance with the provisions hereof.

(f)	The Corporation will from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 12 hereof, forthwith give notice to the Holder specifying the event requiring such adjustment or readjustment and the results thereof.

(g)	The Corporation covenants to and in favour of the Holder that so long as this Warrant Certificate remains outstanding, it will give notice to the Holder of the effective date or of its intention to fix a record date for any event referred to in Section 12 hereof, and, in each case, such notice shall specify the particulars of such event and the record date and the effective date for such event; provided that the Corporation shall only be required to specify in such notice such particulars of such event as have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days in each case prior to such applicable record date or effective date.

14.	Consolidation and Amalgamation:

(a)	The Corporation shall not enter into any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other corporation (herein called a "successor corporation") whether by way of reorganization, reconstruction, consolidation, arrangement, amalgamation, merger, transfer, sale, disposition or otherwise, unless prior to or contemporaneously with the consummation of such transaction the Corporation and the successor corporation shall have executed such instruments and done such things as the Corporation, acting reasonably, considers necessary or advisable to establish that upon the consummation of such transaction:

(i)	the successor corporation will have assumed all the covenants and obligations of the Corporation under this Warrant Certificate, and

(ii)	the terms set forth in this Warrant Certificate will be valid, legal and binding obligations of the successor corporation entitling the Holder, as against the successor corporation, to all the rights and benefits of the Holder under this Warrant Certificate.

(b)	Whenever the conditions of Section 14(a) hereof shall have been duly observed and performed the successor corporation shall possess, and from time to time may exercise, each and every right and power of the Corporation under this Warrant Certificate in the name of the Corporation or otherwise and any act or proceeding by any provision hereof required to be done or performed by any director or officer of the Corporation may be done and performed with like force and effect by the like directors or officers of the successor corporation.

15.	Representation and Warranty: The Corporation hereby represents and warrants with and to the Holder that the Corporation is duly authorized and has all corporate and lawful power and authority to create and issue this Warrant Certificate and the Warrant Shares issuable upon the exercise hereof and perform its obligations hereunder and that this Warrant Certificate represents a valid, legal and binding obligation of the Corporation enforceable in accordance with its terms.

16.	If Share Transfer Books Closed: The Corporation shall not be required to deliver certificates for Warrant Shares while the share transfer books of the Corporation are properly closed, prior to any meeting of shareholders or for the payment of dividends or for any other purpose, and in the event of the surrender of this Warrant Certificate in accordance with the provisions hereof and the making of any subscription and payment for the Warrant Shares called for thereby during any such period delivery of certificates for Warrant Shares may be postponed for a period not exceeding three Business Days after the date of the re-opening of said share transfer books provided that any such postponement of delivery of certificates shall be without prejudice to the right of the Holder, if the Holder has surrendered the same and made subscription and payment during such period, to receive such certificates for the Warrant Shares called for after the share transfer books shall have been re-opened.

17.	Lost Certificate: If this Warrant Certificate becomes stolen, lost, mutilated or destroyed the Corporation may, on such terms as it may in its discretion, acting reasonably, impose, issue and countersign a new Warrant Certificate of like denomination, tenor and date as the Warrant Certificate so stolen, lost, mutilated or destroyed, provided that the Holder shall bear the reasonable cost of the issue thereof and in case of theft, loss or destruction, shall, as a condition precedent to the issue thereof, furnish to the Corporation such evidence of ownership and of the theft, loss or destruction of the Warrant Certificate as shall be satisfactory to the Corporation, acting reasonably, and the Holder may also be required to furnish an indemnity in form satisfactory to the Corporation, acting reasonably, and shall pay the reasonable charges of the Corporation in connection therewith.

18.	Governing Law: This Warrant Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

19.	Severability: If any one or more of the provisions or parts thereof contained in this Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom.

20.	Headings: The headings of the articles, sections, subsections, clauses and subclauses of this Warrant Certificate have been inserted for convenience and reference only and do not define, limit, alter or enlarge the meaning of any provision of this Warrant Certificate.

21.	Numbering of Provisions, etc.: Unless otherwise stated, a reference herein to a numbered or lettered article, section, subsection, clause, or subclause refers to the article, section, subsection, clause or subclause bearing that number or letter in this Warrant Certificate.

22.	Gender: Whenever used in this Warrant Certificate, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

23.	Day not a Business Day: In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day.

24.	Binding Effect: This Warrant Certificate and all of its provisions shall enure to the benefit of the Holder and its successors, assigns and legal representatives and shall be binding upon the Corporation and its successors, permitted assigns and legal representatives.

25.	Notice: Unless herein otherwise expressly provided, a notice to be given hereunder will be deemed to be validly given if the notice is sent by electronic means or prepaid same day courier addressed as follows:

(a)	If to the Holder, at the latest address of the Holder as recorded on the books of the Corporation; and

(b)	If to the Corporation, at:

Stanley Brothers USA Holdings, Inc.

2545 W. 8th Avenue

Denver, CO 80204

Attention:	Jesse Stanley and Jaime Cahalan
Email:	***

With mandatory copies to:

Thomas Canova, Esq. at ***

Seth Akabas, Esq. at ***

26.	Currency: All dollar amounts in this Warrant Certificate are expressed in US dollars.

27.	Time of Essence: Time shall be of the essence hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Corporation has caused this Warrant Certificate to be signed by its duly authorized officer as of this 2nd day of March, 2021.

STANLEY BROTHERS USA HOLDINGS, INC.

Per: (s) "Authorized Signatory"

EXECUTION VERSION

SUBSCRIPTION FORM

TO:	Stanley Brothers USA Holdings, Inc.

251 Little Falls Drive

Wilmington, New Castle

DE, USA 19808

The undersigned holder of the within Warrant Certificate hereby irrevocably subscribes for                                                                      Warrant Shares of Stanley Brothers USA Holdings, Inc. (the "Corporation") pursuant to the within Warrant Certificate and tenders herewith a certified cheque or bank draft payable to or to the order of the Corporation for USD$                                          in full payment therefor.

(Please check the ONE box applicable):

☐	A.	The undersigned holder hereby represents and warrants that it (i) at the time of exercise of the Warrant Certificate, is not in the United States; (ii) is not a "U.S. person", as defined in Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"); (iii) is not exercising the Warrant Certificate on behalf of a U.S. person; and (iv) did not execute or deliver this Subscription Form in the United States.

☐	B.	The undersigned holder has delivered to the Corporation an opinion of counsel (which will not be sufficient unless it is from counsel of recognized standing and in form and substance satisfactory to the Corporation) to the effect that an exemption from the registration requirements of the U.S. Securities Act and applicable state securities laws is available.

The undersigned hereby directs that the Warrant Shares be issued as follows:

NAME(S) IN FULL	ADDRESS(ES)	NUMBER OF WARRANT SHARES

DATED this                             day of                                     , 20     .

NAME:

Signature of Authorized Representative:

Print Name:

                 Please check if the certificates representing the Warrant Shares are to be delivered at the office where this Warrant Certificate is surrendered, failing which such certificates will be mailed to the address(es) in the registration instructions set out above.

Notes:

If this Warrant Certificate is only being partially exercised, a new Warrant Certificate representing the unexercised portion of this Warrant Certificate will be issued and delivered with the certificates representing the Warrant Shares.

Certificates will not be registered or delivered to an address in the United States unless Box B above is checked.

If Box B above is to be checked, the Holder is encouraged to consult with the Corporation in advance to determine that the legal opinion tendered in connection with exercise will be satisfactory in form and substance to the Corporation.

EXECUTION VERSION

TRANSFER FORM

FOR VALUE RECEIVED, the undersigned transferor hereby sells, assigns and transfers unto

(Transferee)

(Address)

the Warrant Certificate registered in the name of the undersigned transferor.

THE UNDERSIGNED TRANSFEROR HEREBY CERTIFIES AND DECLARES that the transferee is a subsidiary of the undersigned transferor or an entity of which the undersigned transferor is a subsidiary, and that the Warrant Certificate is not being offered, sold or transferred to, or for the account or benefit of, a "U.S. person" (as defined in Regulation S under the United States Securities Act of 1933, as amended (the "U.S. Securities Act")) or a person within the United States unless registered under the U.S. Securities Act and any applicable state securities laws or unless an exemption from such registration is available.

DATED this            day of                              ,            .

Signature of Registered Holder (Transferor)	Signature Guarantee

Print name of Registered Holder

Address

NOTE:	The signature on this Transfer Form must correspond with the name as recorded on the face of the Warrant Certificate in every particular without alteration or enlargement or any change whatsoever or this Transfer Form must be signed by a duly authorized trustee, executor, administrator, or attorney of the Holder or a duly authorized signing officer in the case of a corporation. If this Transfer Form is signed by any of the foregoing, or any person acting in a fiduciary or representative capacity, the Warrant Certificate must be accompanied by evidence of authority to sign.